Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SELLAS LIFE SCIENCES GROUP, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO SELLAS LIFE SCIENCES GROUP, INC. IF PUBLICLY DISCLOSED.

Exclusive License Agreement

by and between

SELLAS LIFE SCIENCES GROUP, Inc.,

SLSG Limited, LLC,

and

3D medicines INC.

December 7, 2020

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		2

Article 2 GRANT OF RIGHTS		13

2.1	License	13
2.2	Sublicenses	14
2.3	No Implied Rights	14
2.4	Retained Rights	15
2.5	3DMed’s Right of First Negotiation	15
2.6	Grant to SELLAS	15
2.7	Section 365(n) of the U.S. Bankruptcy Code	15
2.8	Registration of Agreement and Back License	16
2.9	MSK as Third Party Beneficiary	16

Article 3 GOVERNANCE		16

3.1	Establishment of JSC	16
3.2	Co-Chairpersons of JSC	17
3.3	JSC Responsibilities	17
3.4	JSC Meetings	18
3.5	JSC Decision-Making Authority	18
3.6	Limitations on Authority of JSC	18
3.7	Alliance Managers	19

Article 4 DEVELOPMENT AND COMMERCIALIZATION		19

4.1	Responsibility	19
4.2	Diligence	19
4.3	Development Plan	20
4.4	Development Records	20
4.5	Regulatory Activities	20
4.6	Reporting Obligations	21
4.7	Know-How Transfer	22
4.8	Technical Assistance	23
4.9	Data Sharing and Use	24
4.10	Supply of Licensed Product	24
4.11	Safety Data Exchange Agreement	25
4.12	Territory Filings and Approvals	25
4.13	Notice of Actions	26
4.14	Pivotal REGAL Study	26

i

Article 5 FINANCIAL PROVISIONS		26

5.1	Upfront Payment	26
5.2	Milestone Events	26
5.3	Royalties	28
5.4	Method of Payments; Late Payments	30
5.5	Books and Records; Audits	30
5.6	Taxes	31
5.7	Currency Conversion	32
5.8	Full Consideration for the License	32

Article 6 INTELLECTUAL PROPERTY RIGHTS		32

6.1	Prosecution and Maintenance of Patents	32
6.2	Third Party Infringement	34
6.3	Defense of Claims Brought by Third Parties	36
6.4	Legal Action Pertaining to Trademarks	36
6.5	Patent Marking	37

Article 7 CONFIDENTIALITY		37

7.1	Nondisclosure and Non-Use	37
7.2	Exceptions	38
7.3	Authorized Disclosure	38
7.4	Press Release; Disclosure of Agreement	39
7.5	Prior CDA	39
7.6	Securities Filings	39
7.7	Equitable Relief	40

Article 8 REPRESENTATIONS, WARRANTIES AND COVENANTS		40

8.1	Representations and Warranties of Both Parties	40
8.2	Representations and Warranties of SELLAS	40
8.3	Mutual Covenants	41
8.4	3DMed Covenants	42
8.5	Debarment	43
8.6	Covenants relating to MSK License Agreement	44
8.7	Standstill	45
8.8	Disclaimer	46
8.9	LIMITATION OF LIABILITY	46

Article 9 INDEMNIFICATION		46

9.1	Indemnification by 3DMed	46

ii

9.2	Indemnification by SELLAS	47
9.3	Procedure	48
9.4	Insurance	48

Article 10 TERM AND TERMINATION		48

10.1	Term; Expiration	48
10.2	Termination for Cause	48
10.3	Termination for Bankruptcy	50
10.4	Termination by 3DMed	50
10.5	Termination for Export Laws	50
10.6	Effects of Termination.	50
10.7	Accrued Rights; Surviving Provisions of this Agreement	53

Article 11 MISCELLANEOUS		53

11.1	Internal Resolution	53
11.2	Binding Arbitration	53
11.3	Governing Law	54
11.4	Assignment	54
11.5	Force Majeure	55
11.6	Notices	55
11.7	Waivers and Modifications	56
11.8	Severability	57
11.9	Independent Contractors	57
11.10	Headings	57
11.11	Further Assurances	57
11.12	Construction of Agreement	57
11.13	Counterparts	57
11.14	Interpretation	58
11.15	Entire Agreement	58

Exhibits and Schedules

Exhibit A	Description of GPS
Exhibit B	Description of GPS-Plus
Exhibit C	Licensed Patents
Exhibit D	MSK License Agreement
Exhibit E	Product Trademarks
Exhibit F	Development Plan
Exhibit G	Press Release

Schedule 8.2(d)

iii

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of the 7th day of December, 2020 (the “Effective Date”), by and among SELLAS Life Sciences Group, Inc., a Delaware corporation with an office address located at Times Square Tower, 7 Times Square, Suite 2503, New York, New York 10036, United States of America (“SELLAS Parent”), SLSG Limited, LLC, a Delaware limited liability company with an office address located at Times Square Tower, 7 Times Square, Suite 2503, New York, New York 10036, United States of America (“SELLAS Sub,” and together with SELLAS Parent and its other Affiliates, “SELLAS”), and 3D Medicines Inc., a corporation organized under the laws of the Cayman Islands with its legal address located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (“3DMed”). SELLAS and 3DMed are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, SELLAS Life Sciences Group Ltd. (“SELLAS Bermuda”), a wholly-owned subsidiary of SELLAS Parent, is party to the MSK License Agreement (as defined below) pursuant to which SELLAS Bermuda obtained a license from MSK to certain intellectual property related to galinpepimut-S, a cancer immunotherapeutic agent that targets the Wilms tumor 1 protein (as further defined below, “GPS”);

WHEREAS, SELLAS bermuda assigned all of its rights, title and interest in and to the MSK License Agreement to SELLAS Sub pursuant to that certain Assignment of License Agreement, dated June 28, 2019, by and between SELLAS Bermuda and SELLAS Sub;

Whereas, as a result of the foregoing, SELLAS controls the rights to GPS, which may be dosed together with one or more adjuvants (as further defined below, a “GPS Product”), and with certain other proprietary peptide chains controlled by SELLAS (as further defined below, a “GPS-Plus Product,” together with the GPS Product, the “Licensed Products”);

Whereas, 3DMed is a pharmaceutical company with experience in developing pharmaceutical products in, among other regions, the Territory; and

WHEREAS, SELLAS desires to grant to 3DMed, and 3DMed desires to obtain from SELLAS, an exclusive license to certain intellectual property owned or controlled by SELLAS relating to GPS and the Licensed Products to permit 3DMed to Develop, Manufacture and Commercialize the Licensed Products in the Field in the Territory (as defined below), all upon the terms and conditions as more specifically described herein.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1:

1.1              “Affiliate” means any Person that directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party. For purposes of this definition, a Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation, or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such Person.

1.2              “Applicable Laws” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals, Governmental Authorities other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder and, where the context permits, includes Applicable PRC Laws. Applicable Laws shall include GCP, GLP and GMP.

1.3              “Applicable PRC Laws” means any (local or national-level) laws, administrative regulations, decrees, provisions, rules, circulars, and other legislative, executive or judicial decisions or normative pronouncements of any Governmental Authority of the PRC which are publicly promulgated and available and in effect during the Term, including, where the context permits, any applicable mandatory or recommended standards in the PRC, as identified by the “GB” (国标) or “GB/T” (国标/推荐) prefix.

1.4              “Approval” means any consent, authorization, order, confirmation, qualification, permission, certification, approval, record-filing, registration, license, permit, designation and/or declaration or other act by a Regulatory Authority or Governmental Authority approving or consenting to a request or application.

1.5              “Bankruptcy Code” means Title 11, U.S. Code or foreign equivalent laws, including the PRC Enterprise Bankruptcy Law.

1.6              “BLA” means a Biologics License Application filed with the FDA in the United States with respect to a Licensed Product, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et seq.

1.7              “Board of Directors” means the Board of Directors of SELLAS Parent.

1.8              “Business Day” means a day other than a Saturday or a Sunday on which banking institutions in New York, New York, United States or Beijing, China are open for business.

1.9              “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.10          “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.11          “CDE” means the Chinese Center for Drug Evaluation of the NMPA, or any successor entity thereto.

1.12          “China” or “PRC” means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

1.13          “Clinical Trial” means a clinical trial of a pharmaceutical product or compound in human patients, as defined in 21 C.F.R. 312.21, as amended from time to time, including Phase 2 Clinical Trials and Phase 3 Clinical Trials, or the corresponding foreign regulations, as well as other clinical trials that may be conducted in connection with or in order to maintain a Regulatory Approval.

1.14          “Commercialization” or “Commercialize” means all activities directed to marketing, promoting, distributing, detailing or selling a pharmaceutical or biologic compound or product (as well as importing and exporting activities in connection therewith), including all pre-launch activities undertaken in preparation for a product launch and all activities directed to obtaining pricing and reimbursement Approvals. For clarity, Commercialization shall not include Development or Manufacturing activities.

1.15          “Competing Product” means any product, other than a Licensed Product, that is [***].

1.16          “Confidential Information” means all information, including trade secrets, processes, formulae, Data, Know-How, improvements, inventions, chemical or biological materials, assays, techniques, marketing plans, business plans, strategies, customer lists, financial information, or other information that has been disclosed by or on behalf of one Party to the other Party under this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated in oral, written, graphic, or electronic form, or by visual inspection. This Agreement shall be the Confidential Information of each Party.

1.17          “Control,” “Controls,” or “Controlled” when used in reference to any particular subject matter including Patents, Know-How, tangible materials or other intellectual property rights, means the legal authority or right of a Party to grant a license or sublicense to such subject matter to another Party, or to otherwise provide such other Party the right to access and use such subject matter, whether arising by ownership, license, or other authorization, without breaching the terms of any written agreement with a Third Party under which such Party first acquired rights to such subject matter, or misappropriating the proprietary or trade secret information of a Third Party.

1.18          “Corporate Names” means the SELLAS trademark and the SELLAS corporate logos in each Relevant Region in the Territory or such other corporate names and logos as SELLAS may designate in writing to 3DMed from time to time, together with any variations and derivatives thereof.

1.19          “Data” means pre-clinical, clinical, chemical, manufacturing and analytical data and any other data and information generated or resulting from the Development or Commercialization of the Licensed Products.

1.20          “Development” means, with respect to a pharmaceutical or biologic compound or product, all processes and activities that are reasonably required to obtain Regulatory Approval of such compound or product, including, without limitation, toxicology, pharmacology and other pre-clinical efforts, test method development and stability testing, statistical analysis, clinical studies and regulatory activities. When used as a verb, “Develop” means to engage in Development.

1.21          “Dollars” or “$” means the legal tender of the U.S.

1.22          “Drug Registration Certificate” means a drug registration certificate (药品注册许可证) issued by the NMPA for a pharmaceutical or biologic product, regardless of whether or not such a product is Manufactured in or outside of China.

1.23          “Executive Officer” means (a) with respect to 3DMed, the President and Chief Executive Officer of 3DMed, or any other person that such officer designates from time to time, and (b) with respect to SELLAS, the President and Chief Executive Officer of SELLAS Parent, or any other person that such officer designates from time to time.

1.24          “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

1.25          “Field” means all therapeutic and diagnostic uses.

1.26          “First Commercial Sale” means, with respect to any Licensed Product, the first sale to a Third Party of such Licensed Product in any Relevant Region in the Territory after all Regulatory Approvals have been granted in such Relevant Region.

1.27          “GCP” means current Good Clinical Practices as defined in Parts 50, 56 and 312 of Title 22 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto or foreign equivalents thereof, including Good Clinical Practices for Drugs (i.e. 《药物临床试验质量管理规范》) promulgated by NMPA and the National Health Commission effective as of July 1, 2020, together with any guidelines and/or implementation rules issued by NMPA in connection thereto, in each case as amended from time to time.

1.28          “Generic Competition” with respect to a Licensed Product, on a Relevant Region-by-Relevant Region basis within the Territory, shall exist if, during any Calendar Quarter in such Relevant Region, (a) there is one or more Generic Products with respect to the Licensed Product being sold within such Relevant Region, and (b) the sales of the Licensed Products account for [***] of the average Calendar Quarterly Net Sales of the Licensed Product in such Relevant Region in the [***] Calendar Quarters immediately preceding the first Calendar Quarter in which the first Generic Product is made commercially available in such Relevant Region.  For clarity, a Generic Product marketed or sold by or on behalf of 3DMed or its Affiliates or Sublicensees shall not qualify as a Generic Product for purposes of determining whether Generic Competition exists.

1.29          “Generic Product” means with respect to a Licensed Product in a Relevant Region in the Territory that has received Regulatory Approval in such Relevant Region, a Third Party pharmaceutical product [***], that (a) is [***], (b) has been approved in such Relevant Region by the applicable Regulatory Authority as [***], (c) is sold for use by human patients for the same indication as the Licensed Product, and (d) produces similar clinical outcomes as the Licensed Product in any given patient.  For clarity, [***].

1.30          “GLP” means current Good Laboratory Practices as defined in Part 58 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof.

1.31          “GMP” means current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof, including Good Manufacturing Practice for Drugs (i.e. 《药品生产质量管理规范》) promulgated by the Ministry of Health of China effective as of March 1, 2011, as may be amended from time to time.

1.32          “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, provincial, county, city or other political subdivision, including any entity authorized or delegated by the foregoing to exercise any administrative authority or function.

1.33          “GPS” means galinpepimut-S, a cancer immunotherapeutic agent that targets the Wilms tumor 1 protein [***] described on Exhibit A hereto.

1.34          “GPS-Plus” means a cancer immunotherapeutic agent that targets Wilms tumor 1 protein [***] described on Exhibit B hereto.

1.35          “GPS-Plus Product” means any pharmaceutical product containing GPS-Plus and [***], in the formulation covered by the Licensed IP, in all forms, presentations, formulations and dosage forms, and that is administered together with [***].

1.36          “GPS Product” means any pharmaceutical product containing GPS and [***], in the formulation covered by the Licensed IP, in all forms, presentations, formulations and dosage forms, and that is administered together with [***].

1.37          “Indication” means a class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. Notwithstanding the foregoing, [***], shall be considered separate Indications.

1.38          “Initiation” means, with respect to a Clinical Trial, the first dosing of the first patient in such Clinical Trial.

1.39          “IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations prior to beginning clinical trials in humans in the United States, or any comparable application filed with any Regulatory Authority outside the United States.

1.40          “Know-How” means any proprietary Data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including: (a) information, techniques, technology, practices, trade secrets, discoveries, developments, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, Data, results (including assay development, compound screening, chemical, pharmacological, toxicological and clinical test Data and results), analytical and quality control Data, results or descriptions, software and algorithms, reports and study reports; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.41          “Liabilities” means any and all losses, costs, liabilities, expenses (including reasonable legal costs), fines, damages, penalties, compensation, awards, proceedings, claims and demands and each is a “Liability”.

1.42          “Licensed IP” means the Licensed Know-How and the Licensed Patents.

1.43          “Licensed Know-How” means any Know-How Controlled by SELLAS or its Affiliates as of the Effective Date or after the Effective Date during the Term, that is reasonably necessary for the making, using, selling, offering for sale and importation of the Licensed Products in the Field in the Territory.

1.44          “Licensed Patents” means any Patents that are Controlled by SELLAS or its Affiliates as of the Effective Date or after the Effective Date during the Term, that claim or cover the making, using, selling, offering for sale and importation of the Licensed Products in the Field in the Territory. The Licensed Patents in existence as of the Effective Date are set forth on Exhibit C hereto, which shall be updated as needed from time to time during the Term to include additional patents, including patents issued from any listed application or claiming priority thereto or otherwise continuing therefrom.

1.45          “Licensed Product(s)” means the GPS Products and the GPS-Plus Products.

1.46          “3DMed IP” means the 3DMed Patents, the 3DMed Know-How and the 3DMed Product Trademarks.

1.47          “3DMed Know-How” means any Know-How Controlled by 3DMed or its Affiliates during the Term that is reasonably necessary for the making, using, selling, offering for sale and importation of the Licensed Products outside of the Territory.

1.48          “3DMed Patents” means any Patents that are Controlled by 3DMed or its Affiliates during the Term that claim or cover the making, having made, using, selling, offering for sale, importation or exportation of the Licensed Products outside of the Territory.

1.49          “3DMed Product Trademarks” means Trademarks developed by 3DMed relating to the Licensed Product in the Territory.

1.50          “MAA” means a Marketing Authorization Application, BLA, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, NMPA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. or China with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical or biologic product, in a country or in a group of countries, including in China, an application for a Drug Registration Certificate.

1.51          “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a pharmaceutical or biologic compound or product, or any ingredient thereof, including but not limited to, test method development and stability testing, characterization, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of such compound or product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of such compound or product, and regulatory activities related to all of the foregoing.

1.52          “MOFCOM” means the Ministry of Commerce of China or any successor agency with a similar scope of responsibility.

1.53          “MSK” means the Memorial Sloan Kettering Cancer Center, and any assignee or successor in interest to such entity’s interest under the MSK License Agreement.

1.54          “MSK IP” means the MSK Know-How and the MSK Patents.

1.55          “MSK Know-How” means the “Licensed Know-How,” as such term is defined under the MSK License Agreement, that is included within the Licensed Know-How as defined under this Agreement.

1.56          “MSK License Agreement” means the Amended and Restated Exclusive License Agreement, dated October 10, 2017, by and between MSK and SELLAS Bermuda, which was assigned by SELLAS Bermuda to SELLAS Sub, as amended by the First Amendment to Amended and Restated Exclusive License Agreement, dated September 29, 2020, by and between MSK and SELLAS Sub, together as set forth in Exhibit D, and as may be amended or restated from time to time.

1.57          “MSK Patents” means the “Patent Rights,” as such term is defined under the MSK License Agreement, that are included within the Licensed Patents as defined under this Agreement.

1.58          “Net Sales” means the gross price billed or invoiced on sales of Licensed Products by 3DMed or its Sublicensees, less:

(a)               [***];

(b)               [***];

(c)               [***];

(d)               [***]; and

(e)               [***].

[***].

[***].

The Parties further agree that 3DMed and its Sublicensees may only use generally accepted accounting principles and standards applicable in each Relevant Region in the Territory in calculating the Net Sales, consistently applied.

1.59          “NMPA” means the National Medical Products Administration in China, or any successor agency with a similar scope of responsibility regarding the regulation of human pharmaceutical and biologic products in China.

1.60          “Other Marks” means any Trademarks, other than the Product Trademarks, Controlled by SELLAS or any of its Affiliates.

1.61          “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications.

1.62          “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.63          “Phase 2 Clinical Trial” means a human clinical trial of a compound or product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b), as amended, and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.64          “Phase 3 Clinical Trial” means a human clinical trial of a compound or product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c), as amended, and is intended to (a) establish that the compound or product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and (c) support Regulatory Approval for such compound or product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.65          “Product Trademarks” means the Trademarks in the Territory owned or Controlled by SELLAS for the Licensed Products, as set forth in Exhibit E.

1.66          “Regulatory Approval” means all Approvals, including if required by Applicable Laws, pricing Approvals, necessary for the marketing and sale of a Licensed Product in the Territory, which may include satisfaction of all applicable regulatory and notification requirements.

1.67          “Regulatory Authority” means any federal, national, supranational, state, provincial, directly administered municipality or local regulatory agency, department, bureau or other Governmental Authority, including the CDE and the NMPA, that has authority over the Manufacture, Development, Commercialization or other use or exploitation (including the granting of Regulatory Approval) of any Licensed Product in any applicable regulatory jurisdiction.

1.68          “Regulatory Materials” means materials developed or compiled in preparation for Regulatory Authority meetings, regulatory applications (including INDs and MAAs), submissions, dossiers, notifications, registrations, Regulatory Approvals (including Approvals of MAAs, supplements and amendments, pre- and post-approvals, pricing Approvals, and labeling Approvals) and/or other filings made to or with, or other Approvals granted by, a Regulatory Authority or Governmental Authority that are necessary or reasonably desirable for or incidental to the Development, Manufacture or Commercialization of a Licensed Product in a particular regulatory jurisdiction.

1.69          “SELLAS Additional Product” means any Competing Products that SELLAS or any of its Affiliates Controls as of the Effective Date or during the Term.

1.70          “SELLAS Additional Product Opportunity” means the right to Develop, Manufacture, or Commercialize any SELLAS Additional Product in the Field in the Territory, or any Licensed Products in the Territory for use outside the Field.

1.71          “SELLAS Territory” means the entire world other than the Territory.

1.72          “Sublicensee” means an Affiliate or Third Party to whom 3DMed or its Affiliate has granted a sublicense under the License in accordance with Section 2.2.

1.73          “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature, together with any related fine, penalty, surcharge or interest thereon imposed by, or payable to, a Governmental Authority.

1.74          “Technology Transfer Completion” means completion of SELLAS’ obligations to conduct the Technology Transfer under the Technology Transfer Plan.

1.75          “Territory” means the Greater Area of China, including (a) mainland China, (b) the Hong Kong Special Administrative Region (“Hong Kong”), (c) the Macau Special Administrative Region (“Macau”), and (d) Taiwan (each of the foregoing a “Relevant Region”).

1.76          “Third Party” means any Person other than SELLAS or 3DMed or an Affiliate of SELLAS or 3DMed.

1.77          “Trademarks” means any and all trademarks of every kind and nature (including all goodwill associated therewith), however designated, whether arising by operation of law, contract, license or otherwise, including product names, trade names, service marks, logos, program names, taglines, slogans, trade dress, designs, and any other indicia of origin whether or not registered or unregistered.

1.78          “Trademark Enforcement Action” means any administrative proceeding or other contentious action challenging or defending a Trademark.

1.79          “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.80          “Valid Claim” means an issued and unexpired claim or a pending claim within the Licensed Patents, that shall not have been irretrievably withdrawn, cancelled, or disclaimed, nor been held invalid or unenforceable by a court or other appropriate agency of competent jurisdiction in an unappealable decision.

1.81          Additional Definitions: The following table identifies the location of definitions set forth in various Sections of this Agreement:

Defined Terms	Section
3DMed	Preamble
Action	6.2(c)
Agreement	Preamble
Alliance Managers	3.7
Back License	2.6
Breaching Party	10.2(a)
Cap	5.6(a)
Claims	9.1
Commercial Supply Agreement	4.10(d)
Commercial Supply Quality Agreement	4.10(d)
Clinical Supply Agreement	4.10(c)
Clinical Supply Quality Agreement	4.10(c)
Defending Party	6.3
Development Plan	4.3
Disclosing Party	7.1
Effective Date	Preamble
Exchange Act	8.7(b)
Excluded Claim	11.2(f)
Force Majeure	11.5
Global JSC	3.1
HKIAC	11.2

Defined Terms	Section
Hong Kong	1.75
Indemnitee	9.3
Infringement	6.2(a)
Infringement Claims	6.4(a)
Joint Decision Matter	3.5
Joint Steering Committee, JSC	3.1
License	2.1
Losses	9.1
Macau	1.75
Manufacturing Know-How	4.7(c)
Non-breaching Party	10.2(a)
OFAC	8.4(d)
Other Licensed Patents	6.1(b)
Party, Parties	Preamble
Payments	5.6(a)
Pharmacovigilance Agreement	4.11
Prior CDA	7.5
Upfront Payment	5.1
Upfront Payment Due Date	5.1
Receiving Party	7.1
Relevant Person	8.4(d)
Relevant Region	1.75
Representatives	7.1
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Royalty Term	5.3(b)
Securities Regulators	7.6
SELLAS	Preamble
SELLAS Bermuda	Recitals
SELLAS Parent	Preamble
SELLAS Sub	Preamble
Selling Period	10.6(b)(vii)
Supply End Date	4.10(a)
Technical Assistance	4.8
Technology Transfer	4.7(c)
Technology Transfer Agreements	4.7(c)
Technology Transfer Plan	4.7(c)
Term	10.1
Territory Filings and Approvals	4.12
VAT	5.6(b)

Article 2

GRANT OF RIGHTS

2.1              License. Subject to the terms and conditions of this Agreement, and in consideration of 3DMed’s satisfaction of all of its obligations hereunder, SELLAS hereby grants to 3DMed:

(a)               a royalty-bearing license to Develop, make, use, sell, offer for sale, have sold, import, Manufacture and have Manufactured, market, distribute and Commercialize Licensed Products in the Field in the Territory under the Licensed IP (other than the MSK IP), together with the right to sublicense as provided in Section 2.2, which license shall be exclusive (even with respect to SELLAS and its Affiliates), except as provided in Section 2.4 below;

(b)               a royalty-bearing sublicense to make, use, sell, offer for sale, and import Licensed Products in the Field in the Territory under the MSK IP, together with the right to further sublicense as provided in Section 2.2, which sublicense shall be exclusive as to the MSK Patents, except as provided in Sections 2.2 and 2.3 of the MSK License Agreement and Section 2.4 below, and non-exclusive as to the MSK Know-How; and

(c)               a royalty-bearing license to make, use, sell, offer for sale and import Licensed Products in the Field in the Territory under the Product Trademarks, together with the right to sublicense as provided in Section 2.2, which license shall be exclusive ((a), (b) and (c) collectively, the “License”). Other than as set forth in this Section 2.1(c), 3DMed shall not, without the prior written consent of SELLAS, use any Corporate Names, Other Marks, Trademarks or house marks of SELLAS, or marks confusingly similar thereto, in connection with 3DMed’s Commercialization of the Licensed Products in the Territory under this Agreement, except as may be expressly agreed to in writing by the Parties. 3DMed agrees that it will use the trademark registration symbol ® or TM, as appropriate, in connection with the Product Trademarks. All Product labeling, packaging and promotional materials shall identify SELLAS as the owner and licensor of the applicable Product Trademark.

2.2              Sublicenses.

(a)               3DMed may grant sublicenses (and may amend sublicenses) only upon prior written consent of SELLAS, which will not be unreasonably withheld, conditioned or delayed, except that 3DMed may grant such sublicense without SELLAS’ consent to its Affiliates, and, if the sublicense relates to the MSK IP, then only upon prior written consent of MSK in accordance with the terms of the MSK License Agreement (which consent, for clarity, shall be obtained in addition to the prior written consent of SELLAS). To request such consent, 3DMed shall provide SELLAS with a complete, unredacted copy of the proposed sublicense agreement (or amendment) and any associated agreements between it and the proposed sublicensee. 3DMed shall also promptly provide SELLAS with fully executed copies of such agreements. All such documents shall be deemed Confidential Information of 3DMed.

(b)               Any sublicense shall by its terms bind the Sublicensee to all provisions of this Agreement that by their terms are capable of performance by a Sublicensee, including without limitation, the restrictions, limitations, and obligations of Articles 2, 3, 4, 6, 9, 10, 12, 13 and Sections 7.5, 11.6, 11.7, 18.1 and 18.2 of the MSK License Agreement, and shall provide that MSK is a third party beneficiary. Any breach by a Sublicensee shall be considered a breach by 3DMed. 3DMed shall (i) cause each of its Sublicensees to comply with the terms of this Agreement, and (ii) remain responsible for the performance and non-performance of its Sublicensees as if such Sublicensees were 3DMed hereunder.

(c)               3DMed shall promptly provide SELLAS with a copy of any notice of breach, termination or the like sent to or received from a Sublicensee.

2.3              No Implied Rights. Except as expressly stated herein, 3DMed shall have no other right to use, interest in, or covenant in or to the Licensed IP. Additionally, 3DMed shall not have any interest in any other Patents, Know-How or other intellectual property owned, licensed, developed or Controlled by SELLAS or its Affiliates, other than as expressly provided in this Agreement or other valid written agreements. SELLAS makes no grant of intellectual property rights, interests or covenants by implication.

2.4              Retained Rights. All rights that are not specifically granted herein by SELLAS to 3DMed are reserved to SELLAS. SELLAS retains rights under the Licensed IP to (a) perform its obligations under this Agreement, and (b) make, use, sell, offer for sale, and import Licensed Products outside the Territory. For clarity, nothing in this Agreement shall restrict SELLAS’s ability, either directly or indirectly, to purchase raw materials or components of the Licensed Products from Third Parties in the Territory.

2.5              3DMed’s Right of First Negotiation. If, at any time during the Term, SELLAS desires to pursue any SELLAS Additional Product Opportunity in the Territory [***]. [***]. [***]. If [***], the ROFN will expire and 3DMed shall have no further rights with respect to such SELLAS Additional Product Opportunity.

2.6              Grant to SELLAS. In consideration of SELLAS agreeing to (a) grant the License to 3DMed, (b) perform certain other obligations to enable 3DMed to Develop, Manufacture and Commercialize the Licensed Products in the Field in the Territory, including the Technology Transfer and the Technical Assistance, and subject to the terms and conditions of this Agreement, 3DMed hereby grants to SELLAS an exclusive (even with respect to 3DMed and its Affiliates), royalty-free, fully paid-up, sublicensable (through multiple tiers) license under the 3DMed IP to make, use, sell, offer for sale, and import Licensed Products in the Field in the SELLAS Territory (the “Back License”). SELLAS may sublicense the rights granted under the Back License to its Affiliates and Third Party contract development and manufacturing organizations, distributors, contract sales organizations or other service providers engaged by SELLAS in connection with the Development, Manufacturing or Commercialization of the Licensed Products in any region in the SELLAS Territory without 3DMed’s prior consent; provided, that any sublicense to other Third Parties shall require the prior written consent of 3DMed, which will not be unreasonably withheld, conditioned or delayed. Upon the request of SELLAS from time to time during the Term, 3DMed shall promptly and at its sole expense (i) deliver to SELLAS a list of all 3DMed Patents then in existence, and (ii) transfer and deliver to SELLAS copies of all 3DMed Patents applications, documents and filings, and all tangible embodiments of the 3DMed Know-How then within its Control.

2.7              Section 365(n) of the U.S. Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

2.8              Registration of Agreement and Back License. To the extent required by Applicable PRC Laws and in order to perform its obligations contemplated hereunder, within [***] after the Effective Date, 3DMed shall complete the registration of this Agreement with (a) the competent local counterpart of MOFCOM as a technology importation contract pursuant to the PRC Technology Importation and Exportation Administrative Regulations (i.e.《中华人民共和国技术进出口管理条例》) promulgated by the State Council of China effective as of January 1, 2002 and amended as of March 2, 2019 and the Registration of Technology Importation and Exportation Contracts Administrative Measures (i.e.《技术进出口合同登记管理办法》) promulgated by MOFCOM and effective as of March 3, 2009, in each case, as may be amended from time to time, and (b) any other applicable Regulatory Authority as required under Applicable PRC Laws. 3DMed shall also be responsible for filing this Agreement with the National Intellectual Property Administration of PRC pursuant to the Measures for the Filing of Patent Exploitation License Contracts (i.e. 《专利实施许可合同备案办法》). 3DMed shall also be responsible for completing a registration of technology exportation with MOFCOM under the foregoing rules and registration with any other applicable Regulatory Authority with respect to the Back License within [***] of conceiving of the first item of 3DMed IP, and SELLAS shall provide reasonable assistance and cooperation in connection therewith. Upon successful registration of this Agreement, and where applicable, any separate agreement (if any) in relation to the Back License with each applicable Regulatory Authority in the Territory, 3DMed shall promptly forward to SELLAS certified true and complete copies of any registration certificates as well as any other relevant documentation received by 3DMed in connection with the same, including English translations of the same, if appropriate.

2.9              MSK as Third Party Beneficiary. The Parties acknowledge and agree that MSK is an express third party beneficiary of this Agreement. Without limitation to the generality of the foregoing, 3DMed agrees to be bound by all provisions of this Agreement that by their terms are capable of performance by 3DMed, including without limitation, the restrictions, limitations, and obligations of Articles 2, 3, 4, 6, 9, 10, 12, 13 and Sections 7.5, 11.6, 11.7, 18.1 and 18.2 of the MSK License Agreement.

Article 3

GOVERNANCE

3.1              Establishment of JSC. The Parties will establish a joint steering committee to review and oversee the Development and Commercialization of the Licensed Products in the Field in the Territory and to coordinate the Parties’ activities under this Agreement (the “Joint Steering Committee” or “JSC”). Within [***] after the Effective Date, each Party shall appoint two (2) representatives to the JSC, each of whom shall have sufficient seniority and relevant expertise to make decisions within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of the Parties; provided, that the JSC will consist at all times of an equal number of representatives of each of SELLAS and 3DMed. Each Party may at any time replace its JSC representatives upon written notice to the other Party. For the avoidance of doubt, nothing in this Agreement shall prohibit SELLAS from establishing a separate global steering committee with respect to the global Development of the Licensed Products (the “Global JSC”), and if SELLAS forms a Global JSC, SELLAS shall include representatives of 3DMed on such Global JSC and 3DMed shall participate in the activities of such Global JSC.

3.2              Co-Chairpersons of JSC. Each of SELLAS and 3DMed will select from their representatives a co-chairperson for the JSC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JSC will be responsible, with the assistance of the Alliance Managers, for calling meetings, preparing and circulating an agenda and relevant materials (including drafts of, updates to, or any proposed changes to the Development Plan) to the other Party at least [***] in advance of each meeting, and preparing and issuing minutes of each meeting within [***] thereafter. The co-chairpersons of the JSC shall be responsible for executing the final agreed version of the minutes from each meeting of the JSC and such minutes, when executed by the co-chairperson from each Party, shall be binding upon the Parties, including with respect to any amendment or waiver to the terms of this Agreement that is included in such minutes.

3.3              JSC Responsibilities. The JSC shall be responsible for:

(a)               coordinating the activities of the Parties under this Agreement and providing a forum to facilitate communications between the Parties under this Agreement;

(b)               reviewing and discussing the Development, Manufacture and Commercialization of the Licensed Products in the Field in the Territory, including the activities of 3DMed and its Sublicensees to (i) Develop the Licensed Products in the Field in the Territory in accordance with the Development Plan, (ii) Manufacture quantities of the Licensed Products for use in the Field in the Territory, (iii) following receipt of Regulatory Approval, launch, market, distribute and sell Licensed Products in the Field in the Territory, and (iv) subject to Section 2.2, 3DMed’s selection of Third Party service providers to support 3DMed’s efforts to Develop, Manufacture and Commercialize the Licensed Products in the Field in the Territory;

(c)               reviewing, discussing and approving changes to the Development Plan, overseeing the implementation of the Development Plan, and reviewing and discussing the Data and results of the Development activities under the Development Plan, in each case, subject to the provisions of Section 3.5, below;

(d)               reviewing and discussing, on an annual basis, commercial strategy, including branding, marketing, market access, and pricing for the Licensed Products in the Territory;

(e)               discussing at a high-level and exchanging relevant information relating to the Development, Manufacture and Commercialization activities for the Licensed Products undertaken by SELLAS and its Affiliates and sublicensees outside of the Territory (i) to the extent relevant to the Development, Manufacture and Commercialization of the Licensed Products in the Field in the Territory, and (ii) to the extent that SELLAS has the right to disclose such information to 3DMed; and

(f)                performing such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties in writing by mutual agreement.

3.4              JSC Meetings. The JSC will hold meetings on [***] basis at such times as the co-chairpersons may reasonably determine. Unless otherwise agreed to by the Parties, [***] each Calendar Year shall be held in person at a mutually agreed upon location and the balance of the JSC meetings shall be held by teleconference, videoconference or other similar or mutually acceptable electronic means. Each Party will bear its own costs associated with attending meetings of the JSC. Each Party may from time to time invite a reasonable number of participants (including translators), in addition to its representatives, to attend the JSC meetings in a non-voting capacity. Each individual attending any JSC meeting hereunder (whether as a JSC member or invitee) shall be bound by written non-use and non-disclosure terms and conditions at least as restrictive as those set forth in this Agreement with respect to the Confidential Information of the other Party (for clarity, this may be through employment, confidentiality, invention assignment or similar agreements with such individuals). All materials to be discussed at a JSC meeting must be sent to the Parties at least [***] prior to such meeting.

3.5              JSC Decision-Making Authority. The members of each Party on the JSC shall collectively have one vote. Except as otherwise provided in this Section 3.5, decisions of the JSC shall be made by unanimous vote; provided, that at least one (1) representative from each Party participates in such vote. If the JSC does not reach unanimity with respect to a particular matter, and the JSC is unable to resolve the dispute within [***], then either Party may, by written notice to the other Party, have such matter referred to the Executive Officers, who shall meet promptly and negotiate in good faith to resolve the dispute. If the Executive Officers are unable to resolve such dispute within [***], then [***]. Each Party shall at all times exercise its decision-making authority using reasonable scientific and business judgment, in compliance with Applicable Laws, and with respect to 3DMed in accordance with its diligence obligations in Section 4.2.

3.6              Limitations on Authority of JSC. The JSC shall not have responsibility for, oversight over or decision-making authority with respect to, the Development and Commercialization of the Licensed Products outside the Territory. Neither Party, in exercising its final decision-making authority, shall have the authority or power to (a) amend or modify the terms of this Agreement, (b) avoid or seek to avoid any obligation of such Party under this Agreement, (c) waive compliance with the terms of this Agreement, (d) permit a Party to take an action that requires the prior written consent or other approval of the other Party under this Agreement, or (e) impose additional financial or other obligations on a Party that are not otherwise specified in this Agreement or agreed to by such Party.

3.7              Alliance Managers. Each Party shall appoint a single English-speaking individual to act as the primary point of contact between the Parties in connection with the Development, Manufacture and Commercialization of the Licensed Products in the Field in the Territory (the “Alliance Managers”). Each Party may at any time appoint a different Alliance Manager by written notice to the other Party and may elect, upon mutual agreement by the Parties, to eliminate the responsibilities of the Alliance Managers. The Alliance Managers will (a) attend all meetings of the JSC, and (b) be the first point of referral for all matters of conflict resolution, and bring disputes to the attention of the JSC in a timely manner.

Article 4

DEVELOPMENT AND COMMERCIALIZATION

4.1              Responsibility. During the Term, 3DMed shall be solely responsible, at its sole cost and expense, for Developing, Manufacturing (subject to SELLAS’s obligation to supply quantities of Licensed Product to 3DMed under the Clinical Supply Agreement and the Commercial Supply Agreement) and Commercializing the Licensed Products in the Field in the Territory, and except as expressly set forth herein shall have sole decision-making authority with respect thereto. All Development, Manufacture and Commercialization activities undertaken by or on behalf of 3DMed or its Sublicensees shall be in compliance with all Applicable Laws.

4.2              Diligence. During the Term, 3DMed shall use commercially reasonable best efforts to (a) bring Licensed Products to market in the Field in the Territory through a thorough, vigorous and diligent program for exploitation of the Licensed IP, and (b) continue active, diligent sales and marketing efforts for the Licensed Products throughout the Term. Without limiting the foregoing, 3DMed will use commercially reasonable best efforts to Develop and obtain Regulatory Approval for the Licensed Products in the Territory in accordance with the Development Plan, including the timelines set forth therein, and upon receipt of such Regulatory Approval, Commercialize the Licensed Products in the Territory.

4.3              Development Plan. 3DMed shall use commercially reasonable best efforts to Develop the Licensed Products in the Field in the Territory pursuant to a development plan that will include a description of the Development activities to be performed in support of obtaining Regulatory Approval for the Licensed Products in the Field in the Territory, including study designs and projected timelines for the completion of such activities (the “Development Plan”). Without limiting the foregoing, the Development Plan will include projected timelines for the achievement of the following milestones: (a) submission by 3DMed of the first IND for a Licensed Product in China; (b) Initiation of the first Phase 2 Clinical Trial in the Territory for a Licensed Product; (c) Initiation of the first Phase 3 Clinical Trial in the Territory for a Licensed Product; and (d) the submission of an MAA for a Licensed Product to the NMPA. The initial Development Plan agreed to by the Parties is attached hereto as Exhibit F. Not later than [***] after December 31 of each Calendar Year during the Term when Development of the Licensed Products in the Field in the Territory is ongoing, 3DMed shall submit to the JSC for its review and approval an updated Development Plan for the pending Calendar Year. Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan in sufficient detail to reflect the continued diligence of 3DMed and its Sublicensees. Any material changes to the Development Plan made outside of the annual process to update the Development Plan shall be drafted by 3DMed, including the addition of any Clinical Trial protocols or any material changes thereto, and shall require the approval of the JSC. In the event of any proposed change to the Development Plan as a result of any interaction with any Regulatory Authority or Governmental Authority, the JSC shall meet as promptly as practicable to review and discuss any such proposed changes and determine an appropriate revision (if any) to the Development Plan. SELLAS shall have the right to review and comment on any updates to the Development Plan proposed by 3DMed before such updates are submitted to the JSC for review and approval. In the event SELLAS reasonably disagrees with an update to the Development Plan, 3DMed shall consider in good faith SELLAS’ comments relating thereto.

4.4              Development Records. 3DMed shall maintain complete and accurate records of all work conducted by or on behalf of 3DMed in furtherance of the Development of the Licensed Products and all material results and Data generated in conducting such activities. Such records shall be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with Applicable Laws. SELLAS shall have the right to review and receive a copy of an English translation, where necessary, of such records upon request.

4.5              Regulatory Activities.

(a)               3DMed shall apply for and maintain, at 3DMed’s sole cost and expense and in 3DMed’s name, all Approvals, including Regulatory Approvals, relating to the Licensed Products in the Field in the Territory, except for any Drug Registration Certificate that is required under Applicable PRC Laws to be filed in SELLAS’s name and will be owned by SELLAS. 3DMed shall be responsible for the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory, both prior to and subsequent to receipt of any Regulatory Approvals, provided that 3DMed shall provide prior written notice and copies of all proposed material Regulatory Materials, including any IND or MAA, in each case in the form of an electronic copy in English, or if the originals are not written in English, together with translations into English, at least [***] in advance of filing for SELLAS’ review and comment, and 3DMed will consider in good faith SELLAS’ comments to such Regulatory Materials prior to filing such Regulatory Materials with the applicable Regulatory Authorities. SELLAS shall provide reasonable assistance requested by 3DMed with respect to such Regulatory Materials, subject to Section 4.8.

(b)               Upon the request by a Regulatory Authority or Governmental Authority in the Territory to 3DMed for any information or materials relating to the Licensed Products that have not already been provided to 3DMed under the terms of this Agreement, SELLAS shall promptly provide to 3DMed such information or materials to the extent that such information or materials are in SELLAS’ possession, readily available and within SELLAS’ Control.

(c)               Upon SELLAS’ reasonable request, 3DMed shall, as soon as practicable, provide SELLAS with (i) an electronic copy (in English, or if the originals are not written in English, together with the translations into English) of all material Regulatory Materials and correspondence with Regulatory Authorities or Governmental Authorities, including any IND or MAA, (ii) an electronic copy of all other Regulatory Materials and correspondence with Regulatory Authorities or Governmental Authorities, and (iii) a written summary in English of all other interactions with Regulatory Authorities and Governmental Authorities, in each case by or on behalf of 3DMed or its Sublicensees with respect to the Development of the Licensed Products in the Field in the Territory.

4.6              Reporting Obligations.

(a)               Development Reports. On [***] of each Calendar Year during any period in which activities described in the Development Plan are ongoing, 3DMed shall submit to SELLAS a report summarizing in reasonable detail 3DMed’s and its Sublicensees’ activities related to the Development and Manufacture (to the extent that 3DMed and its permitted Sublicensees are conducting Manufacturing activities) of the Licensed Products during the preceding [***] period, including the information required to be provided by SELLAS to MSK under Sections 4.5 and 4.6 of the MSK License Agreement. SELLAS shall have the opportunity to discuss each such report and its contents with 3DMed, either through the JSC or in any other manner reasonably acceptable to SELLAS, and 3DMed shall provide to SELLAS any additional documentation or information reasonably requested by SELLAS relating to such reports.

(b)               Commercialization Reports. On [***] of each Calendar Year after the completion of the activities described in the Development Plan, 3DMed shall submit to SELLAS a report summarizing in reasonable detail 3DMed’s and its permitted Sublicensees’ activities related to the Manufacture (to the extent that 3DMed and its permitted Sublicensees are conducting Manufacturing activities) and Commercialization of the Licensed Products during the preceding year. SELLAS shall have the opportunity to discuss each such report and its contents with 3DMed, either through the JSC or in any other manner reasonably acceptable to SELLAS, and 3DMed shall provide to SELLAS any additional documentation or information reasonably requested by SELLAS relating to such reports.

(c)               Commercial Launch Plan and Marketing Materials. At least [***] prior to the anticipated First Commercial Sale of a Licensed Product in the Field in the Territory, 3DMed shall submit to SELLAS its proposed commercial launch plan for such Licensed Product for SELLAS’s review and comment. Upon the request of SELLAS from time to time after receipt of Regulatory Approval for the first Licensed Product in the Field in the Territory, 3DMed shall provide to SELLAS (i) a copy of 3DMed’s then-current marketing plan for the Licensed Products in the Field in the Territory, and (ii) copies of any marketing materials then being used by 3DMed to market and promote the Licensed Products in the Field in the Territory. 3DMed will not under any circumstances use Licensed Products to promote its other products or use Licensed Products as a “loss leader” to generate sales for its other products. Following the delivery of the proposed commercial launch plan, 3DMed shall submit to SELLAS an update to such plan [***]. The commercial launch plan and each subsequent update shall include, without limitation, launch plans, promotional plans, projected timelines, pricing and contracting strategy, product position statement, communications strategy, and promotional spend commitments.

4.7              Know-How Transfer.

(a)               Access to Contract Development and Manufacturing Organizations. SELLAS shall use commercially reasonable efforts to grant 3DMed authorization to access the GPS/GPS-Plus drug substance and drug product manufacturing programs administered by the Third Party contract development and manufacturing organizations currently engaged by SELLAS to Manufacture the clinical batches of the Licensed Products used in its Phase III Clinical Trials for the purposes of (i) enabling 3DMed to conduct a gap analysis of the IND filed with the FDA as compared to NMPA requirements for an IND in China, and (ii) conducting the Technology Transfer (as defined below). Within [***] after the Effective Date, SELLAS shall provide each such Third Party contract development and manufacturing organization with a notification letter granting 3DMed authorization to access such programs, subject to the execution of a tripartite confidentiality and non-disclosure agreement. The Parties shall cooperate in good faith to enter into a tripartite confidentiality and non-disclosure agreement with each such Third Party contract development and manufacturing organization for purposes of the access described herein as soon as practicable and in any event within [***] of the Effective Date.

(b)               Initial Data and Know-How Transfer. Within [***] after receipt of the Upfront Payment, SELLAS shall transfer and deliver to 3DMed, at no cost to 3DMed, an electronic copy of all material Licensed Know-How (other than the Manufacturing Know-How) in tangible form, including the full IND dossier and clinical and non-clinical Data.

(c)               Transfer of Manufacturing Know-How. Within [***] after the Effective Date, (i) SELLAS and 3DMed shall agree on (x) the list of material Licensed Know-How relating to the clinical and/or commercial Manufacture of the Licensed Products that is in tangible form and will be transferred to 3DMed (the “Manufacturing Know-How,” and such transfer, the “Technology Transfer”), and (y) a plan detailing the terms of the Technology Transfer and the other assistance to be provided by SELLAS to 3DMed to enable 3DMed to Manufacture, or have Manufactured, the Licensed Products in the Territory (the “Technology Transfer Plan”), and (ii) SELLAS shall use commercially reasonable efforts to cause its Third Party contract development and manufacturing organizations that have been engaged to Manufacture the Licensed Products on SELLAS’s behalf to enter into any agreements reasonably necessary for the Technology Transfer on terms that are reasonably acceptable to SELLAS and such Third Parties (the “Technology Transfer Agreements”) with 3DMed and/or 3DMed designated Third Party contract development and manufacturing organization for the purpose of such Technology Transfer. Promptly upon, at the latest not later than [***] of, agreement on the Technology Transfer Plan and execution of such Technology Transfer Agreements, SELLAS shall commence, or use commercially reasonable efforts to cause its Third Party contract development and manufacturing organizations to commence, the Technology Transfer to 3DMed or its designated contract development and manufacturing organization pursuant to the Technology Transfer Plan and Technology Transfer Agreements.

(d)               Continuing Obligations. After the initial transfer of the Licensed Know-How contemplated by Sections 4.7(b) and 4.7(c) above, from time to time during the Term at 3DMed’s request, SELLAS shall transfer and deliver to 3DMed all tangible embodiments of the Licensed Know-How (other than Data and reports that are subject to Section 4.9(a)), including Manufacturing Know-How, not previously transferred and delivered to 3DMed.

4.8              Technical Assistance. SELLAS shall provide or cause to be provided to 3DMed with (a) reasonable technical assistance during regular business hours and upon reasonable prior notice as requested by 3DMed with preparing Regulatory Materials and obtaining Regulatory Approval for the Licensed Products in the Field in the Territory, and (b) assistance to enable 3DMed or its permitted Sublicensee to Manufacture the Licensed Products as specified in the Technology Transfer Plan (collectively, the “Technical Assistance”). For clarity, all Technical Assistance shall be provided by employees or consultants of SELLAS. [***]. Within [***] after the end of each Calendar Quarter, SELLAS shall deliver to 3DMed an invoice setting forth the number of hours of Technical Assistance provided by SELLAS to 3DMed during the prior Calendar Quarter and the amounts owed to SELLAS with respect thereto, which invoice shall be paid in accordance with Section 5.4.

4.9              Data Sharing and Use.

(a)               Data Sharing. In addition to the technology transfer obligations under Section 4.7 and the adverse event and safety reporting obligations under Section 4.11, each Party shall promptly provide the other Party, through the JSC if practicable or if not practicable directly to the other Party, with copies of all material Data, including non-clinical and clinical data, reports and Regulatory Materials, that is in each case (i) generated from its (or its Affiliates’ or sublicensees’) Development of the Licensed Products in its respective territory, (ii) Controlled by such Party and permitted to be disclosed by such Party to the other Party, and (iii) necessary for the Development of the Licensed Products in the other Party’s territory. 3DMed shall provide to SELLAS an English translation of any material Data, reports and Regulatory Materials delivered under this Section 4.9(a). Each Party shall be responsible for obtaining all Approvals and completing all filings required under Applicable Laws for the transfer of Data, reports and Regulatory Materials to the other Party as required under this Section 4.9(a). For clarity, 3DMed solely owns any Data it generates in furtherance of this Agreement.

(b)               Use of Data and Results. Each Party shall have the right to use and reference any Data, reports and Regulatory Materials disclosed to such Party under Section 4.9(a) in support of obtaining Regulatory Approval for the Licensed Products in its respective territory, in each case consistent with the rights and licenses granted by each Party to the other Party under Article 2.

4.10          Supply of Licensed Product.

(a)               Subject to this Section 4.10 and Section 4.12, SELLAS shall be responsible for Manufacturing all quantities of the Licensed Products necessary for 3DMed to Develop and Commercialize the Licensed Products in the Field in the Territory until 3DMed has received all Approvals required for 3DMed or its designated contract manufacturing organization to Manufacture the Licensed Products in the Territory (the “Supply End Date”). Following the Supply End Date, 3DMed shall be responsible at its sole cost for Manufacturing all quantities of the Licensed Products necessary for 3DMed to Develop and Commercialize Licensed Products in the Field in the Territory. For the avoidance of doubt, notwithstanding any provision to the contrary in either the Clinical Supply Agreement or the Commercial Supply Agreement (each as defined below), SELLAS’s obligation to Manufacture and supply quantities of the Licensed Products for 3DMed shall terminate on the Supply End Date.

(b)               3DMed acknowledges and agrees that SELLAS has engaged certain Third Party contract research organizations, consultants and contract manufacturers to Develop and Manufacture the Licensed Products on behalf of SELLAS and that SELLAS’s obligations to engage in the data sharing contemplated by Section 4.9, to provide Technical Assistance and supply quantities of the Licensed Products to 3DMed shall be subject to, and limited by, the terms of SELLAS’s agreements with such Third Party contract research organizations, consultants and contract manufacturers. The Clinical Supply Agreement and the Commercial Supply Agreement shall set forth the extent to which SELLAS shall remain responsible for the performance and non-performance of such Third Party contract research organizations, consultants and contract manufacturers.

(c)               Within [***] after the Effective Date, the Parties shall negotiate in good faith the terms of and enter into a clinical supply agreement (the “Clinical Supply Agreement”) and a related quality agreement (the “Clinical Supply Quality Agreement”) pursuant to which SELLAS shall supply to 3DMed quantities of the Licensed Products in bulk, unlabeled form [***] to support the Development of Licensed Products in the Field in the Territory. The Clinical Supply Agreement and Clinical Supply Quality Agreement shall contain terms that are consistent with SELLAS’s agreements with any applicable Third Party contract research organization, consultant or contract manufacturer and such other terms that are customary and reasonable for agreements of such type.

(d)               At least [***] prior to the anticipated date of Regulatory Approval of a Licensed Product in China, if the Supply End Date has not occurred yet the Parties shall negotiate in good faith the terms of and enter into a commercial supply agreement (the “Commercial Supply Agreement”) and a related quality agreement (the “Commercial Supply Quality Agreement”) pursuant to which SELLAS shall supply to 3DMed quantities of the Licensed Products in bulk, unlabeled form [***] to support the Commercialization of Licensed Products in the Field in the Territory. The Commercial Supply Agreement and Commercial Supply Quality Agreement shall contain terms that are consistent with SELLAS’s agreements with any applicable Third Party contract research organization, consultant or contract manufacturer and such other terms that are customary and reasonable for agreements of such type.

4.11          Safety Data Exchange Agreement. Within [***] of the Effective Date, but in any event prior to commencement of any Clinical Trials with the Licensed Products in the Field in the Territory, the Parties will in good faith negotiate and finalize a separate safety data exchange agreement (the “Pharmacovigilance Agreement”), the terms of which shall set forth the obligations, procedures and timelines for exchanging Data (such as the occurrence of adverse events and serious adverse events) observed in connection with the Licensed Products in order to enable each Party to comply with its safety reporting obligations to Regulatory Authorities in its respective territory. Prior to the execution of the Pharmacovigilance Agreement, each Party shall promptly notify the other Party of any information observed in connection with the Licensed Products necessary to enable such Party to comply with its safety reporting obligations to Regulatory Authorities or Governmental Authorities in its respective territory. SELLAS shall maintain the global safety database for the Licensed Products, which shall include adverse events and other information relating to the safety of the Licensed Products.

4.12          Territory Filings and Approvals. With respect to any applicable filings and Approvals required from any Governmental Authority in the Territory in order to Develop, Manufacture and/or Commercialize Licensed Products in the Territory (“Territory Filings and Approvals”), the Parties agree that 3DMed shall be solely responsible for making, obtaining and maintaining all such Territory Filings and Approvals, at its sole cost and expense.

4.13          Notice of Actions. If 3DMed or its Sublicensee is the subject of a demand, notice, inquiry, or inspection report by a Governmental Authority or certification agency in relation to any Licensed Product that (a) by its terms directs or contemplates, or may reasonably be expected to require or relate to, suspension or cessation of Manufacturing, sale, Development, or Commercialization of Licensed Product efforts, (b) concerns a recall or potential recall of Licensed Products, (c) concerns a loss of life or material issue of safety, or (d) may reasonably be expected to prevent 3DMed’s or Sublicensee’s compliance with its diligence obligations under Section 4.2, then 3DMed shall provide a copy to SELLAS without delay and keep SELLAS reasonably apprised of its response.

4.14          Pivotal REGAL Study. 3DMed acknowledges and agrees that SELLAS shall have the sole right, but not the obligation, to lead, control and be responsible for the execution of (a) the ongoing pivotal global clinical study entitled “REGAL” for use of the GPS Product to treat acute myeloid leukemia, and (b) other Clinical Trials in connection with the Development and Commercialization of the Licensed Products outside the Territory. Upon the request of either Party, the Parties shall discuss in good faith the inclusion of patients in the Territory in the REGAL clinical study, provided that 3DMed agrees to be responsible for its proportionate share of the costs of such participation and SELLAS shall retain sole discretion as to whether such patients shall be included in the REGAL clinical study.

Article 5

FINANCIAL PROVISIONS

5.1              Upfront Payment. Within [***] of the Effective Date (the “Upfront Payment Due Date”), 3DMed shall pay to SELLAS a one-time, non-refundable, non-creditable payment of seven million five hundred thousand dollars ($7,500,000) (the “Upfront Payment”). The Parties acknowledge and agree that (a) SELLAS has incurred significant expenses to Develop the Licensed Products as part of a global Development program prior to the Effective Date, and (b) the Upfront Payment is intended to reimburse SELLAS for certain of such expenses based on the proportionate value of the rights to the Licensed Products in the Territory as compared to the global rights to the Licensed Products.

5.2              Milestone Events.

(a)               Development Milestone Events. Subject to the terms and conditions set forth in this Section 5.2(a), 3DMed shall make each of the one-time, non-refundable, non-creditable milestone payments to SELLAS that are set forth below upon the first occurrence of the corresponding development milestone event by or on behalf of 3DMed or its Sublicensee with respect to a Licensed Product. Each milestone payment under this Section 5.2(a) shall be paid only once with respect to the first time such development milestone event is achieved. In the event that a development milestone event is achieved and an earlier development milestone event has not been achieved (e.g., development milestone event 5 is achieved before development milestone event 4), then such earlier development milestone event shall be deemed to have been achieved at the same time as the later development milestone event and 3DMed shall pay to SELLAS the milestone payment for such earlier development milestone event at the same time that the milestone payment for the later development milestone event is paid.

Milestone Number	Milestone Event	Milestone Payment (US$)
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]

* [***].

(b)               Sales Milestone Events. Subject to the terms and conditions set forth in this Section 5.2(b), 3DMed shall make each of the one-time, non-refundable, non-creditable milestone payments to SELLAS that are set forth below upon the first occurrence of the corresponding sales milestone event by or on behalf of 3DMed or its Sublicensee with respect to the Licensed Products. Each milestone payment under this Section 5.2(b) shall be paid only once with respect to the first time such sales milestone event is achieved. In the event that more than one sales milestone event is first achieved in the same Calendar Year, then 3DMed shall pay to SELLAS each of the corresponding sales milestone payment(s) for each such sales milestone event that has been achieved in that Calendar Year.

Milestone Number	Milestone Event	Milestone Payment (US$)
1	Net Sales of the Licensed Products in the Territory in a given Calendar Year reach $[***] for the first time	[***]
2	Net Sales of the Licensed Products in the Territory in a given Calendar Year reach $[***] for the first time	[***]
3	Net Sales of the Licensed Products in the Territory in a given Calendar Year reach $[***] for the first time	[***]
4	Net Sales of the Licensed Products in the Territory in a given Calendar Year reach $[***] for the first time	[***]
5	Net Sales of the Licensed Products in the Territory in a given Calendar Year achieve $[***] for the first time	[***]
6	Net Sales of the Licensed Products in the Territory in a given Calendar Year exceed $[***] for the first time	[***]

(c)               Payment. 3DMed shall notify SELLAS in writing promptly, but in no event later than [***], after the achievement of each milestone event set forth in this Section 5.2. 3DMed shall pay each milestone payment due to SELLAS in Dollars within [***] as of such notification date.

5.3              Royalties.

(a)               Royalty Rate. Subject to the remainder of this Section 5.3, 3DMed shall pay to SELLAS the following tiered royalties on annual Net Sales of Licensed Products in the Territory.

Royalty Tiers	Royalty Rate
The portion of Net Sales of Licensed Products in the Territory in a given Calendar Year up to and including $[***]	[***]%
The portion of Net Sales of Licensed Products in the Territory in a given Calendar Year above $[***] up to and including $[***]	[***]%
The portion of Net Sales of Licensed Products in the Territory in a given Calendar Year above $[***] up to and including $[***]	[***]%
The portion of Net Sales of Licensed Products in the Territory in a given Calendar Year above $[***] up to and including $[***]	[***]%
The portion of Net Sales of Licensed Products in the Territory in a given Calendar Year above $[***]	[***]%

The Parties hereby acknowledge and agree that the Licensed Know-How is proprietary, substantial, of significant value and required for 3DMed to Manufacture and Commercialize the Licensed Products in the Territory.  Consequently, the Parties have determined to adopt the royalty rates set forth above even in the case when a Licensed Product in a Relevant Region is not covered by a Valid Claim of a Licensed Patent.

(b)               Royalty Term. 3DMed’s obligation to pay royalties with respect to a Licensed Product in a Relevant Region in the Territory shall commence upon the First Commercial Sale of such Licensed Product in such Relevant Region and shall expire on the latest of (i) the date that is fifteen (15) years from approval of an MAA for such Licensed Product in such Relevant Region, and (ii) the date that is ten (10) years from the expiration of the last Valid Claim of a Licensed Patent covering or claiming such Licensed Product in such Relevant Region (the “Royalty Term”).

(c)               Royalty Reduction. In the event that (i) Generic Competition exists in a Relevant Region in the Territory with respect to a Licensed Product, or (ii) [***], the royalty rate for Net Sales of such Licensed Product in such Relevant Region above $[***] in a Calendar Year will thereafter be reduced to [***].

(d)               Reports; Royalty Payments. Until the expiration of all royalty payment obligations under this Section 5.3, 3DMed, within [***] of the end of each Calendar Quarter during which there was Net Sales of a Licensed Product in the Territory, shall deliver to SELLAS true and accurate reports, giving such particulars of the business conducted by 3DMed and its Sublicensees during the preceding period. The reports shall include at least the following information, to be itemized per Licensed Product by Relevant Region of sales origin: (i) product number; (ii) units sold; (iii) unit price; (iv) extended sales dollars; (v) royalty rate; (vi) extended royalty dollars due; (vii) the portion of Net Sales that was received from Sublicensees; (viii) country of sale; (ix) foreign currency conversion rate; and (x) any reduction to royalties taken in accordance with Section 5.3(c) above and documentation supporting 3DMed’s right to take such reduction. With each such report submitted, 3DMed shall pay to SELLAS the royalties due and payable under this Agreement. If no royalties shall be due, 3DMed shall so report.

5.4              Method of Payments; Late Payments. All payments due to SELLAS under this Agreement shall be paid in Dollars by wire transfer to a bank account designated in writing by SELLAS. Except as otherwise specified, all payments due to SELLAS under this Agreement shall be paid within [***] after receipt of an invoice for such payments. Late payments shall accrue interest at the rate per annum equal to the sum of [***], or, if lower, the highest rate permitted under Applicable Laws. For clarity, all payments made to SELLAS pursuant to Sections 5.1 and 5.2 shall be made by 3DMed without any deductions, offsets or withholdings whatsoever. Notwithstanding any other provisions contained in this Agreement, 3DMed may not assign such payment obligations to any Affiliate established pursuant to Applicable PRC Laws without the prior written consent of SELLAS. 3DMed’s obligation to make payments to SELLAS under this Agreement shall not be contingent upon 3DMed receiving any payment from its Affiliate.

5.5              Books and Records; Audits.

(a)               Books and Records. 3DMed shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to SELLAS hereunder. Said books and records shall include, but not be limited to: Invoice registers and original invoices, product sales analysis reports, accounting general ledgers, sub-license and distributor agreements, price lists, contracts for the sale of Licensed Products, product catalogs and marketing materials, audited financial statements and/or income tax returns, sales tax returns, inventory and production records and shipping documents. Said books and records shall be maintained for a period of no less than [***] following the period to which they pertain. Such records shall include original data files used to prepare the submitted royalty reports.

(b)               Audits. For the Term, and at least annually, SELLAS or its agents (or, upon the request of MSK made in accordance with the MSK License Agreement, MSK or its agents) shall have the right upon reasonable written notice to inspect such books and records for the purpose of verifying 3DMed’s royalty statement or compliance in other respects with this Agreement. In addition, 3DMed shall provide all reasonable cooperation to enable SELLAS to verify royalty statements provided hereunder. Such inspections shall be during normal working hours of 3DMed, and shall not be exercised more than [***] (provided, that should any inspection result in the discovery of a discrepancy or error in a royalty statement, then the foregoing limitation shall not apply for the balance of [***] during which such inspection right was exercised) and not more frequently than once with respect to records covering any specific period of time and shall be performed in a manner that will not unduly interfere with 3DMed’s normal course of business. Notwithstanding anything to the contrary herein, SELLAS or its agents shall only be entitled to audit the books and records of 3DMed of the [***] in which the audit request is made. SELLAS or its agents, as the case may be, agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection and any audit summary or reports, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with Applicable Laws. For the avoidance of doubt, nothing contained in this Section 5.5(b) shall limit the audit rights granted to MSK pursuant to the MSK License Agreement. Should such inspection result in the discovery of a discrepancy greater than the greater of [***], in reporting to SELLAS’s detriment, for any [***] period, 3DMed shall pay the full cost of such audit plus interest as provided for late payments. If the audit determines an error that is due to a misinterpretation of this Agreement or the MSK License Agreement or if the error results from the application of an incorrect accounting or clerical methodology, SELLAS and or their agents shall be entitled to correct such errors for the period of time that the statute of limitations of the governing jurisdiction allows. Any additional royalties due from the correction of errors from the prior periods will be subject to interest as provided for late payments.

5.6              Taxes.

(a)               Withholding. To the extent any payments due to SELLAS under this Agreement (“Payments”) become subject to withholding of income Taxes under Applicable Laws, 3DMed shall deduct and withhold the amount of such Taxes for the account of SELLAS to the extent required by Applicable Laws but shall not be otherwise subject to any other deductions, offsets or withholdings whatsoever other than those directly related to withholding Taxes that SELLAS is required to pay under Applicable Laws up to the Cap; the Payments payable to SELLAS shall be reduced by the amount of withholding income Taxes deducted and withheld; and 3DMed shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and transmit to SELLAS an official tax certificate or other evidence of such Tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable SELLAS to claim such payment of Taxes. Any such withholding income Taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by, SELLAS, provided that in no event shall the aggregate withholding income Taxes borne by SELLAS under this Section 5.6(a) exceed [***] of any given royalty payment due and payable by 3DMed to SELLAS under Section 5.3 (the “Cap”).  If SELLAS is entitled (whether under any applicable tax treaty or otherwise under Applicable Laws) to a reduction in the rate of, or the elimination of, withholding of income Tax with respect to the Payments, it may deliver to 3DMed or the appropriate Governmental Authority (with the assistance of 3DMed to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve 3DMed of its obligation to withhold Tax, and 3DMed shall apply the reduced rate of withholding, or dispense with withholding, as the case may be.  3DMed agrees to take reasonable and lawful efforts to minimize such withholding income Taxes that would otherwise be borne by SELLAS.  3DMed shall cooperate with SELLAS as reasonably requested in any claim for refund or application to any Governmental Authority and/or in obtaining any tax credit by SELLAS for the withholding of income Taxes with respect to the Payments. Notwithstanding any other provisions contained in this Agreement, SELLAS shall assume, and 3DMed shall deduct and withhold the withholding income Taxes under Applicable Laws for all royalty payments, including any such Taxes incurred during 3DMed’s intra-group payments in order for 3DMed to directly make royalty payments to SELLAS, subject to the Cap.

(b)               VAT. All Payments, including any royalty payments payable to SELLAS pursuant to Section 5.3 of this Agreement, shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar taxes, including any interest, penalties or other additions to tax thereon) (“VAT”) (which, if applicable, shall be payable by 3DMed). 3DMed shall be responsible for the payment of all VAT applicable to the Payments and shall file all applicable VAT tax returns.  SELLAS shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns. 3DMed shall indemnify SELLAS for any VAT imposed on SELLAS with respect to the Payments and if SELLAS directly pays any VAT, 3DMed shall promptly reimburse SELLAS for such VAT including all reasonable related costs. If SELLAS determines that it is required to report any such tax, 3DMed shall promptly provide SELLAS with applicable receipts and other documentation necessary or appropriate for such report.   For clarity, this Section 5.6(b) is not intended to limit 3DMed’s right to deduct VAT in determining Net Sales.

5.7              Currency Conversion. With respect to sales of Licensed Products invoiced in Dollars, the Net Sales and the amounts due hereunder will be expressed in Dollars. If any currency conversion shall be required in connection the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank on the last Business Day of the Calendar Quarter reporting period to which such royalty payments relate.

5.8              Full Consideration for the License. The Parties agree and acknowledge that the payments made by 3DMed to SELLAS under this Agreement, including Sections 5.1, 5.2 and 5.3, the Back License, and the other covenants made by 3DMed under this Agreement, constitutes the full and complete consideration for the License granted by SELLAS to License under Section 2.1 hereof.

Article 6

INTELLECTUAL PROPERTY RIGHTS

6.1              Prosecution and Maintenance of Patents.

(a)               MSK Patents. 3DMed acknowledges that MSK has the sole right to prosecute and maintain the MSK Patents under the terms of the MSK License Agreement. SELLAS shall be responsible for all expenses relating to the MSK Patents in the Territory for which SELLAS is responsible under Section 7.1 and Section 7.2 of the MSK License Agreement. For clarity, 3DMed shall have no obligation to reimburse SELLAS for any expenses relating to the prosecution and maintenance of MSK Patents outside of the Territory. SELLAS agrees to (i) consult with 3DMed with respect to the prosecution and maintenance of the MSK Patents in the Territory, and (ii) promptly provide to 3DMed copies of all patent documentation and other information relating to the MSK Patents in the Territory received by SELLAS from MSK.

(b)               Other Licensed Patents. SELLAS shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain, at its own cost and expenses, each of the Licensed Patents other than the MSK Patents (the “Other Licensed Patents”) in the Territory. SELLAS shall consult with 3DMed and keep 3DMed reasonably informed of the status of the Other Licensed Patents in the Territory. SELLAS shall provide 3DMed a reasonable opportunity to review and comment on all material filings and correspondence with patent offices with respect to the prosecution and maintenance of the Licensed Patents in the Territory, and SELLAS shall consider 3DMed’s comments regarding such filings and correspondence in good faith. If, during the Term, SELLAS intends to allow any Licensed Patent to expire or intends to otherwise abandon any such Licensed Patent in the Territory, SELLAS shall notify 3DMed of such intention or decision at least [***] prior to any filing or payment due date, or any other date that requires action, in connection with such Licensed Patent, and 3DMed shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Territory at its sole cost and expense. Each Party agrees to reasonably cooperate with the other Party to execute all lawful papers and instruments and to provide consultation and assistance as may be reasonably necessary in the prosecution and maintenance of the Licensed Patents in a manner consistent with this Section 6.1(b).

(c)               3DMed Patents. 3DMed shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain each of the 3DMed Patents on a worldwide basis. Whether or not 3DMed exercises this right, 3DMed shall be responsible for all expenses related to the preparation, filing, prosecution and maintenance of the 3DMed Patents. If, during the Term, 3DMed intends to allow any 3DMed Patent in the SELLAS Territory to expire or intends to otherwise abandon any such 3DMed Patent, 3DMed shall notify SELLAS of such intention or decision at least [***] prior to any filing or payment due date, or any other date that requires action, in connection with such 3DMed Patent, and SELLAS shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance of such 3DMed Patent at its sole cost and expense. If SELLAS elects not to assume responsibility for the preparation, filing, prosecution or maintenance of such 3DMed Patent, such 3DMed Patent that is the subject of such written notice shall no longer be licensed to SELLAS under Section 2.6 or be subject to the terms of this Section 6.1(c). 3DMed shall consult with SELLAS and keep SELLAS reasonably informed of the status of the 3DMed Patents in the SELLAS Territory. 3DMed shall provide SELLAS a reasonable opportunity to review and comment on all material filings and correspondence with patent offices with respect to the prosecution and maintenance of the 3DMed Patents in the SELLAS Territory, and 3DMed shall consider SELLAS’ comments regarding such filings and correspondence in good faith. Each Party agrees to reasonably cooperate with the other Party to execute all lawful papers and instruments and to provide consultation and assistance as may be reasonably necessary in the prosecution and maintenance of the 3DMed Patents in a manner consistent with this Section 6.1(c).

6.2              Third Party Infringement.

(a)               Monitoring and Notice. 3DMed shall use commercially reasonable efforts to monitor Third Party infringement of the Licensed Patents, MSK Patents and 3DMed Patents in the Field in the Territory and 3DMed shall keep SELLAS timely informed of any activities by 3DMed in regard hereto. If either Party becomes aware of any suspected infringement or misappropriation by a Third Party of any Licensed IP, MSK IP or 3DMed IP (each, an “Infringement”), then that Party shall promptly notify the other Party and provide it with all material details of such activities of which it is aware.

(b)               MSK Patents. The Parties acknowledge and agree that enforcement of the MSK Patents shall be subject to the terms of the MSK License Agreement and 3DMed shall have the first right, but not the obligation, in the place of SELLAS, to initiate, defend and manage any adversarial legal proceeding relating to the MSK Patents in the Field in the Territory in accordance with Article 8 of the MSK License Agreement; provided, that (i) 3DMed shall keep SELLAS reasonably informed about such proceeding and SELLAS shall provide all reasonable cooperation to 3DMed in connection with such proceeding, (ii) 3DMed shall not take any position with respect to such proceeding in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the MSK Patents, or compromise or settle any such proceeding, without the prior written consent of SELLAS, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) if 3DMed does not intend to prosecute or defend such proceeding, or ceases to diligently pursue such proceeding, it shall promptly inform SELLAS in such a manner that such proceeding will not be prejudiced.

(c)               3DMed Right to Enforce. Subject to Section 6.2(b), 3DMed shall have the first right, but not the obligation, to address Infringement of the Licensed IP (other than the MSK IP) in the Field in the Territory by taking reasonable steps, which may include the institution of legal proceedings or other actions (an “Action”), and to compromise or settle such Action; provided, that (i) 3DMed shall keep SELLAS reasonably informed about such Action and SELLAS shall provide all reasonable cooperation to 3DMed in connection with such Action, (ii) 3DMed shall not take any position with respect to such Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Other Licensed Patents, or compromise or settle any such Action, without the prior written consent of SELLAS, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) if 3DMed does not intend to prosecute or defend an Action, or ceases to diligently pursue such an Action, it shall promptly inform SELLAS in such a manner that such Action will not be prejudiced and Section 6.2(d) shall apply.

(d)               SELLAS Right to Enforce. In the event of an Infringement of the Licensed IP (other than the MSK IP), if (i) 3DMed informs SELLAS that it does not intend to prosecute an Action in respect thereof, (ii) within [***] after notice of Infringement 3DMed has not commenced any such Action, or (iii) if 3DMed thereafter ceases to pursue such Action, then SELLAS shall have the right, at its own expense, upon notice to 3DMed to take appropriate action to address such Infringement, including by initiating its own Action or taking over prosecution of any Action initiated by 3DMed. In such event, SELLAS shall keep 3DMed fully informed about such Action and 3DMed shall provide all reasonable cooperation to SELLAS in connection with such Action.

(e)               Right to Representation. To the extent permitted by Applicable Laws, each Party shall have the right to participate and be represented by counsel that it selects, in any Action instituted under Section 6.2(c) or Section 6.2(d) by the other Party. If a Party with the right to initiate an Action to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such Action, then the Party with the right to initiate an Action may name the other Party as plaintiff in such Action or may require the Party with standing to initiate such Action at the expense of the other Party. The Parties will reasonably cooperate with each other and use best efforts to confer standing to sue upon necessary or relevant Parties in any Action, and will seek in any Action to recover the full amount of all claims for damages against any infringers.

(f)                Cooperation. In any Action instituted under this Section 6.2, the Parties shall cooperate with and assist each other in all reasonable respects.

(g)               Share of Recoveries. Except as otherwise provided, the costs and expenses of the Party bringing suit under this Section 6.2 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such Action shall first be applied to the out-of-pocket costs of each Party in connection with such Action; (ii) if 3DMed is the Party controlling such Action, then [***] of any remaining proceeds shall be retained by 3DMed, and [***] of the remaining proceeds shall be paid to SELLAS; or (iii) if SELLAS is the Party controlling such Action, then [***] of any remaining proceeds shall be retained by SELLAS, and [***] of the remaining proceeds shall be paid to 3DMed; provided, that if SELLAS and 3DMed are both joined in such Action and the amount of recovery is allocated by a final and non-appealable adjudication, then any damages or other monetary awards recovered shall be shared pursuant to the division set out in such adjudication. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 6.2 may not be entered into without the consent of the Party not bringing the suit, which consent shall not be unreasonably withheld, conditioned or delayed.

6.3              Defense of Claims Brought by Third Parties. In the event that any Action, suit or proceeding is brought against either Party or an Affiliate or sublicensee of either Party alleging the misappropriation of the Know-How or the infringement of the Patents of a Third Party by the making, having made, use, sale, offering for sale, importation or exportation of the Licensed Product in the Field in the Territory, such Party shall notify the other Party within [***] of the earlier of (a) receipt of service of process in such Action, suit or proceeding, or (b) the date such Party becomes aware that such Action, suit or proceeding has been instituted, and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). None of the Parties shall enter into any settlement of any claim described in this Section 6.3 that admits to the invalidity or unenforceability of the Licensed Patents, MSK Patents or 3DMed Patents, incurs any financial or other liability on the part of the other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s reasonable request and expense. If the Defending Party is deemed responsible in connection with any suit or claim subject to this Section 6.3, any resulting damages, settlement amounts and expenses shall be borne by the Defending Party. If both Parties are Defending Parties and are both deemed responsible in connection with any suit or claim subject to this Section 6.3, any resulting damages, settlement amounts and expenses shall be borne by the Parties in proportion to their relative responsibility unless a final and non-appealable adjudication states otherwise.

6.4              Legal Action Pertaining to Trademarks.

(a)               Defense of Third Party Trademark Claims. Each Party shall notify the other Party promptly upon learning of any actual or alleged infringement, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods or like offenses or any such claims thereof relating to the Product Trademarks (hereinafter, “Infringement Claims”) in the Territory brought by a Third Party against a Party or any of its Affiliates. Upon learning of such Infringement Claim, 3DMed shall take all reasonable and appropriate steps to resolve the Infringement Claim and shall confer with SELLAS, and give reasonable consideration to SELLAS’ suggestions, regarding such Infringement Claim. SELLAS shall have the first right, but not the obligation, to defend against and control any such legal Action. If SELLAS does not take steps to defend against or resolve the Infringement Claims in the Territory within [***], or any other period that requires action, after learning of the Infringement Claims, then 3DMed shall have the right, but not the obligation, to defend against such Action. SELLAS shall have the right to choose outside counsel. Neither Party shall have the right to settle any infringement Action under this Section 6.4 in a manner that diminishes the rights or interests of the other Party or imposes any liability on the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. All reasonable and documented expenses incurred in bringing, maintaining, defending, prosecuting and settling, any Action described in this Section 6.4(a) shall be borne by the Party defending the Infringement Claim. The non-defending Party shall reasonably cooperate with the defending Party in connection with any Infringement Claims.

(b)               Infringement by Third Parties. Each Party shall notify the other Party in writing promptly upon learning of any actual or alleged infringement by any Third Party of any Product Trademarks in the Territory of which they become aware. SELLAS shall have the first right, but not the obligation, to initiate, pursue, prosecute and control any legal Action and to control the defense of any challenge relating to the Product Trademarks in the Territory. If SELLAS does not take steps to address the infringement or initiate an infringement Action within [***], or any other period that requires action, after learning of the infringement, then 3DMed shall have the right, but not the obligation, to bring such an Action. Neither Party shall have the right to settle any infringement action under this Section 6.4(b) in a manner that diminishes the rights or interests of the other Party or imposes any liability on the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. SELLAS shall have the right to choose outside counsel. All reasonable and documented expenses of outside counsel incurred in bringing, maintaining, defending, prosecuting, settling, obtaining or enforcing a judgment in any Action governed by this Section 6.4(b) shall be borne by the Party bringing, maintaining, defending, prosecuting, settling, obtaining or enforcing a judgment in such Action (to the extent not reimbursed through recoveries from such litigation). Except as otherwise provided, the costs and expenses of the Party bringing suit under this Section 6.4 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such Action shall first be applied to the out-of-pocket costs of each Party in connection with such Action; (ii) if 3DMed is the Party controlling such Action, then [***] of any remaining proceeds shall be retained by 3DMed, and [***] of the remaining proceeds shall be paid to SELLAS; or (iii) if SELLAS is the Party controlling such Action, then [***] of any remaining proceeds shall be retained by SELLAS, and [***] of the remaining proceeds shall be paid to 3DMed.

6.5              Patent Marking. 3DMed will mark, and will cause its Sublicensees to mark, the Licensed Products with all Licensed Patents in accordance with Applicable Laws, which marking obligation will continue for as long as (and only for as long as) required under Applicable Laws.

Article 7

CONFIDENTIALITY

7.1              Nondisclosure and Non-Use. Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] thereafter, a Party (the “Receiving Party”) receiving or possessing Confidential Information of the other Party (the “Disclosing Party”) shall, and shall cause its and its Affiliates’ respective employees, officers, directors, representatives, Affiliates, consultants, contractors, lenders, insurers, financing sources, collaboration partners, professional advisors, agents and sublicensees (collectively, “Representatives”) to, (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value (but no less than reasonable care), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, including in connection with exercising its rights or fulfilling its obligations under this Agreement (it being understood that this clause (c) shall not create or imply any rights, licenses or covenants not expressly granted under Article 2 hereof). Each Receiving Party shall be responsible for any breach of these obligations by any of its Representatives to which it discloses or provides access to any Confidential Information of the Disclosing Party. Each Receiving Party shall take all reasonable action under Applicable Law to enforce the confidentiality obligations hereunder against any Representatives to which it discloses or provides access to any Confidential Information of the Disclosing Party.

7.2              Exceptions. The obligations in Section 7.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(a)               was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(b)               was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)               became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)               is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or

(e)               has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party as demonstrated by documented evidence prepared contemporaneously with such independent development.

7.3              Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)               preparing, filing or prosecuting Patents; preparing, filing or prosecuting Regulatory Materials with respect to obtaining and maintaining Approvals from Regulatory Authorities relating to the Licensed Products, including Regulatory Approvals, and prosecuting or defending litigation;

(b)               subject to Section 7.6, complying with Applicable Laws (including the rules and regulations of any national securities exchange on which the securities of the Receiving Party or its Affiliates are listed, Applicable PRC Laws and rules issued by the State Intellectual Property Office of China) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that the Receiving Party shall promptly notify the other Party of such required disclosure so that the Disclosing Party can seek a protective order or other appropriate remedies and, at the Disclosing Party’s request and expense, reasonably assist the Disclosing Party in seeking such protective order or other reasonable remedies; and

(c)               disclosure in connection with the performance or in furtherance of the purposes of this Agreement and/or solely on a “need to know basis”, to Representatives (including potential sublicensees), potential or actual investors or investment bankers, or acquirers who are bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 7.

7.4              Press Release; Disclosure of Agreement. Except to the extent required by Applicable Laws or the rules of a securities exchange or securities listing organization, neither Party shall issue any other press release or other public disclosure concerning this Agreement, the subject matter hereof or the Parties’ activities hereunder, or any results or Data arising hereunder, except with the other Party’s prior written consent. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases and disclosures prior to the issuance thereof, and a Party may not unreasonably withhold, condition or delay consent to such releases and disclosures, and shall give due consideration to any reasonable comments delivered in a timely manner by the non-filing Party relating to such releases and disclosures, including where applicable subject matter for which confidential treatment may be sought. A Party may publicly disclose without regard to the preceding requirements of this Section 7.4 any information that (a) was previously publicly disclosed pursuant to this Section 7.4; provided that such disclosure does not materially alter the meaning of the information disclosed previously or (b) is required by securities law disclosure requirements or otherwise required by Applicable Laws, or legal process, in which event the Party issuing such press release or making such public announcement will, to the extent possible, provide the other Party with advance notice of at least [***] prior to such press release or public announcement and a draft thereof and reasonably consider any timely comment with respect thereto provided by such other Party. Attached hereto as Exhibit G is a copy of the press release to be issued in connection with the execution of this Agreement.

7.5              Prior CDA. This Agreement supersedes the Confidentiality and Non-Disclosure Agreement between the Parties dated as of September 2, 2020 (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the Disclosing Party and shall be subject to the terms of this Article 7.

7.6              Securities Filings. Notwithstanding the provisions of this Article 7, each Party, in its capacity as a Disclosing Party, acknowledges and agrees that the Receiving Party may (a)  disclose the Disclosing Party’s Confidential Information in order to comply with the rules and regulations of the U.S. Securities and Exchange Commission or any other applicable national securities exchange in any jurisdiction (collectively, the “Securities Regulators”) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, or (b) submit this Agreement or the terms thereof to, or file this Agreement with, the Securities Regulators.

7.7              Equitable Relief. Each Receiving Party acknowledges and agrees that a breach of this Article 7 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the Disclosing Party irreparable injury and damage. By reason thereof, the Parties agree that each Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

Article 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1              Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)               such Party is duly organized, validly existing and in good standing under Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)               such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)               this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity;

(d)               the execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

(e)               neither Party nor any of its Affiliates is under any material obligation to any Person, contractual or otherwise, that would reasonably be expected to materially impede the fulfillment of such Party’s obligations hereunder; and

(f)                except as otherwise provided herein, no government authorization, consent, Approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is necessary for the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith.

8.2              Representations and Warranties of SELLAS. SELLAS hereby represents and warrants to 3DMed, as of the Effective Date, that:

(a)               Exhibit C sets forth a complete and accurate list of the Licensed Patents existing as of the Effective Date;

(b)               Exhibit E sets forth a complete and accurate list of the Product Trademarks existing as of the Effective Date;

(c)               SELLAS Controls the Licensed Know-How and Licensed Patents existing as of the Effective Date;

(d)               SELLAS has the right to grant all rights and licenses it purports to grant to 3DMed with respect to the Licensed Know-How and Licensed Patents under this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind except as set forth in Schedule 8.2(d) attached hereto and made a part hereof;

(e)               SELLAS has no present knowledge, without any independent investigation, of (i) any settled, pending or threatened claim or lawsuit or legal proceeding of a Third Party against SELLAS alleging that the Licensed Know-How or Licensed Patents (x) misappropriate or infringe, in part or in whole, the intellectual property or intellectual property rights of such Third Party in the Field in the Territory, or (y) are invalid or unenforceable, or (ii) any fact that a Third Party is infringing or has infringed the Licensed Patents, or is misappropriating or has misappropriated the Licensed Know-How, as of the Effective Date;

(f)                SELLAS has complied with all Applicable Laws in all material respects connection with the prosecution of the Licensed Patents, and has maintained the Licensed Patents in the Territory existing as of the Effective Date. To SELLAS’ knowledge, prior to the Effective Date, SELLAS has not taken action or failed to undertake an action, in connection with filing, prosecuting and maintaining the Licensed Patents set forth in Exhibit C in the Territory in violation of any Applicable Law;

(g)               SELLAS has not granted any right or license to any Third Party relating to any of the Licensed Know-How, Licensed Patents, MSK Know-How or MSK Patents that would cause a material conflict or interfere with any of the rights or licenses granted to 3DMed hereunder; and

(h)               SELLAS has disclosed to 3DMed all material information received by SELLAS concerning the institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving any Licensed Patent anywhere in the world.

8.3              Mutual Covenants. Each Party hereby covenants to the other Party that:

(a)               such Party shall, to the extent applicable, perform its activities pursuant to this Agreement in compliance with all Applicable Laws, including GLP, GMP and GCP, as well as any Applicable PRC Laws concerning the protection, collection, use, storage, processing or transfer of personal data, important data and human genetic resources materials and information (as such terms are defined under the PRC Human Genetic Resources Administrative Regulations (i.e. 《中华人民共和国人类遗传资源管理条例》) promulgated by the State Council of the PRC effective as of July 1, 2019, as may be amended from time to time), the published standards of any applicable Regulatory Authorities, and the scientific standards applicable to the conduct of such activities, if any;

(b)               such Party shall notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under this Article 8 or the material breach of any representation or warranty provided by either Party under Section 8.1 or by SELLAS under Section 8.2;

(c)               during the Term, such Party shall not grant any right or license to any Third Party relating to any of the intellectual property rights it Controls, including the Licensed IP and the 3DMed IP, as applicable, which would conflict or materially interfere with any of the rights or licenses granted to the other Party hereunder; and

(d)               such Party hereby covenants and agrees not to export, directly or indirectly, any technical data it acquires from or provides to the other Party in violation of Applicable Laws.

8.4              3DMed Covenants. 3DMed hereby covenants to SELLAS that when performing its activities pursuant to this Agreement:

(a)               it will prepare, maintain and retain all Regulatory Materials in the Territory pursuant to and in accordance in all material respects with all Applicable Laws and will not make any materially false or misleading statement to a Regulatory Authority in connection with such Regulatory Materials;

(b)               it will, and will cause each of its Affiliates and Sublicensees and any of their respective directors, officers, managers, employees, independent contractors, representatives or agents to, at all times, (i) comply with all Applicable Laws, including those relating to foreign investment, human genetic resources, healthcare and pharmaceuticals, clinic trials, advertisement, data privacy, intellectual property rights, foreign exchange, environment protection, anti-unfair competition, anti-monopoly, taxation, employment, and social welfare and benefits in all material respects, and (ii) duly obtain and maintain all Approvals from and complete all filings and registrations with the Governmental Authorities as required by Applicable Laws in a timely manner for conducting its business and engaging in the activities as contemplated hereunder in compliance with all Applicable Laws;

(c)               it will not, and will cause each of its Affiliates and Sublicensees and any of their respective directors, officers, managers, employees, independent contractors, representatives or agents not to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any Third Party, including any governmental officials, in each case, in violation of any Applicable PRC Laws relating to the prevention or prohibition of bribery and corruption, the U.S. Foreign Corrupt Practices Act or any other Applicable Laws relating to anti-bribery or anti-corruption of any other jurisdiction;

(d)               it will not, and will cause each of its Affiliates, Sublicensees and Representatives and any of their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Relevant Persons”) not to, engage directly or indirectly in transactions connected with any of North Korea, Iraq, Syria, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engage directly or indirectly in transactions connected with any government, country or other entity or person that is the target of U.S. economic sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), including those designated on its list of Specially Designated Nationals and Blocked Persons. No Relevant Person will receive unlicensed donations or engaged in any financial transaction while knowing or having reasonable cause to believe that such transaction poses a risk of furthering terrorist attacks anywhere in the world; and

(e)               it has and will maintain at all times during the Term sufficient expertise and resources (including financial, management and operational) to fulfil its obligations under this Agreement.

8.5              Debarment.

(a)               Each Party hereby represents, warrants and covenants each of such Party, its Sublicensees or their respective Affiliates is not, has not been and will not be during the Term:

(i)                 debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as may be amended and supplemented from time to time, or any foreign equivalent thereof in the Territory;

(ii)              charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. Sections 1320a-7(a), 1320a-7(b)(1)-(3), or proposed for exclusion, or any foreign equivalent thereof in the Territory; or

(iii)            excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any federal or state health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. Section 1320a-7 but not yet excluded, debarred, suspended or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any federal procurement or nonprocurement programs, or any foreign equivalent thereof in the Territory.

(b)               Such Party shall immediately notify the other Party, but in no event later than [***], after knowledge of any such exclusion, debarment, suspension or ineligibility otherwise occurring during the Term, or if any action or investigation is pending.

8.6              Covenants relating to MSK License Agreement.

(a)               Generally. The Parties acknowledge and agree that to the extent the License constitutes the grant of a sublicense to MSK IP under the MSK License Agreement, such sublicense is subject to and limited by the terms of the MSK License Agreement and is otherwise encumbered by obligations that would be binding on SELLAS under the MSK License Agreement, as further set forth in the MSK License Agreement. The terms of the MSK License Agreement to the extent applicable to the License granted to 3DMed hereunder are hereby incorporated by reference herein and if there is any conflict between any applicable term of the MSK License Agreement and this Agreement to the extent relating to any rights sublicensed to 3DMed hereunder, the terms of the MSK License Agreement shall control. SELLAS has provided to 3DMed a copy of the MSK License Agreement prior to the Effective Date. Notwithstanding anything else herein to the contrary, 3DMed hereby consents to SELLAS (i) providing a copy of this Agreement to MSK, and (ii) disclosing to MSK any Confidential Information of 3DMed that is required to be disclosed to MSK under the terms of the MSK License Agreement.

(b)               Covenants by 3DMed. 3DMed hereby covenants and agrees that:

(i)                 3DMed agrees to be bound by the terms and conditions of the MSK License Agreement applicable to sublicensees to the extent of the sublicenses of the MSK IP granted hereunder;

(ii)              3DMed shall faithfully and timely perform its obligations pursuant to this Agreement in accordance with the terms of the MSK License Agreement to the extent applicable to such obligations;

(iii)            3DMed shall promptly take any action, or refrain from taking any action, reasonably requested by SELLAS in order to maintain compliance with the MSK License Agreement;

(iv)             without limiting subsections (i), (ii) and (iii) above, 3DMed shall promptly, and in any event within the relevant time period required under the MSK License Agreement, cure any breach of the MSK License Agreement caused by the action or omission of 3DMed, and shall provide SELLAS with written notice of such cure upon completion thereof;

(v)               Notwithstanding anything to the contrary herein, 3DMed shall promptly, and in any event at least [***] prior to the date when any information, report or notice is required to be provided to MSK under the MSK License Agreement, provide to SELLAS (or, upon the request of and at the direction of SELLAS, provide directly to MSK) any information, report or notice required under the MSK License Agreement based on 3DMed’s activities under this Agreement; and

(vi)             except as expressly required under this Agreement, 3DMed shall not communicate directly with MSK with respect to the MSK License Agreement, the MSK Patents or the Licensed Products without SELLAS’ prior written consent, which consent may be withheld in SELLAS’ sole discretion.

(c)               Covenants by SELLAS. SELLAS hereby covenants and agrees that:

(i)                 SELLAS shall faithfully and timely perform its obligations pursuant to the MSK License Agreement;

(ii)              SELLAS shall not terminate the MSK License Agreement, or modify, amend or assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 11.4 or to any Affiliate), in whole or in part, the MSK License Agreement in a manner that adversely and materially affects the Development, Manufacture or Commercialization of the Licensed Products in the Field in the Territory, without the prior written consent of 3DMed, which shall not be unreasonably withheld, conditioned or delayed; and

(iii)            SELLAS shall provide to 3DMed a copy of any amendment to or restatement of the MSK License Agreement promptly after execution thereof.

8.7              Standstill. 3DMed hereby covenants to SELLAS that for a period beginning on the Effective Date and terminating on the date that is [***], unless the Board of Directors shall otherwise provide advanced written consent, 3DMed shall not, and shall cause its Representatives not (and 3DMed and its Representatives shall not assist or encourage others) to directly or indirectly:

(a)               acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, agreement, business combination or in any other manner, beneficial ownership of any securities or assets of SELLAS, including rights or options to acquire such ownership;

(b)               seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of SELLAS, including, without limitation, by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding clause (iv) of Rule 14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2)), or seeking to influence, advise or direct the vote of any holder of voting securities of SELLAS;

(c)               form, join, communicate or associate with other security holders with respect to, or otherwise participate in, any “group” (as defined under the Exchange Act) with respect to SELLAS or any of its subsidiaries or any voting securities of SELLAS or any of its subsidiaries;

(d)               enter into any discussions, negotiations, arrangements or understandings with any Third Parties with respect to the foregoing; or

(e)               disclose any intention, plan or arrangement to do any of the foregoing.

8.8              Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLAS MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLAS DISCLAIMS ANY WARRANTIES WITH RESPECT TO (A) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF GPS AND LICENSED PRODUCTS, AND (B) THE VALIDITY, ENFORCEABILITY, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR TECHNOLOGY IT PROVIDES OR LICENSES TO 3DMED UNDER THIS AGREEMENT.

8.9              LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 7 OR FOR ACTS OF GROSS NEGLIGENCE OR WRONGFUL INTENTIONAL ACTS OR OMISSIONS, NEITHER SELLAS NOR 3DMED, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE; provided, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY UNDER THE PROVISIONS OF ARTICLE 9 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

Article 9

INDEMNIFICATION

9.1              Indemnification by 3DMed. 3DMed shall indemnify, defend and hold harmless SELLAS, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys and other professionals (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)               the gross negligence or wrongful intentional acts or omissions of 3DMed, its Affiliates or Sublicensees, or their respective directors, officers, employees and agents, in connection with 3DMed’s performance of its obligations or exercise of its rights under this Agreement;

(b)               any breach of any representation, warranty or covenant made by 3DMed under this Agreement;

(c)               any action or omission of 3DMed, its Affiliates or Sublicensees that causes a breach of or results in non-compliance under the MSK License Agreement; or

(d)               the Development, Manufacture and Commercialization activities conducted by or on behalf of 3DMed, its Affiliates or Sublicensees of the Licensed Products;

except, in each case of Section 9.1(a) through Section 9.1(d) (inclusive), to the extent SELLAS is obligated to indemnify 3DMed with respect to such Losses under Section 9.2.

9.2              Indemnification by SELLAS. SELLAS shall indemnify, defend and hold harmless 3DMed and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a)               the gross negligence or wrongful intentional acts or omissions of SELLAS and its Affiliates, or their respective directors, officers, employees and agents, in connection with SELLAS’ performance of its obligations or exercise of its rights under this Agreement;

(b)               any breach of any representation, warranty or covenant made by SELLAS under this Agreement;

(c)               any breach by SELLAS, its Affiliates or Sublicensees under the MSK License Agreement, which in turn adversely and materially affects the performance of this Agreement by 3DMed, or its Affiliates or Sublicensees; or

(d)               the Development, Manufacture and Commercialization activities conducted by or on behalf of SELLAS, its Affiliates, subcontractors or sublicensees of the Licensed Products;

except, in each case of Section 9.2(a) through Section 9.2(d) (inclusive), to the extent 3DMed is obligated to indemnify SELLAS with respect to such Losses under Section 9.1.

9.3              Procedure. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 9.1 or Section 9.2 is seeking such indemnification, such Indemnitee shall (a) inform, in writing, the indemnifying Party of the Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (b) permit the indemnifying Party to assume direction and control of the defense of the Claim (provided, that the indemnifying Party may not settle the Claim without the prior consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed), (c) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (d) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s). Without limiting the foregoing, any Indemnitee will be entitled to participate in the defense of a Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (ii) the indemnifying Party has failed to assume the defense (or continue to defend such Claim in good faith) and employ counsel in accordance with this Section 9.3, in which case the indemnified Party will be allowed to control the defense.

9.4              Insurance. During the Term and for a period of not less than [***], each Party shall maintain, at its cost, a program of insurance against liability and other risks associated with its activities and obligations under this Agreement (including, with respect to its Clinical Trials, if applicable), and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement.  It is understood that such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this Article 9, or otherwise.

Article 10

TERM AND TERMINATION

10.1          Term; Expiration. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 10, shall continue on a Licensed Product-by-Licensed Product and Relevant Region-by-Relevant Region basis until the expiration of all of 3DMed’s payment obligations to SELLAS under Article 5. Upon expiration of the Term, the License shall become fully paid-up, perpetual and irrevocable, subject to the terms of the MSK License Agreement as it relates to the MSK IP.

10.2          Termination for Cause.

(a)               Termination for Material Breach. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations under this Agreement and such material breach or default shall have continued for [***] after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach. Any such termination of this Agreement under this Section 10.2(a) shall become effective at the end of such [***] period, unless the Breaching Party has either (i) cured any such material breach or default prior to the expiration of such [***] period, or (ii) if such material breach or default is not susceptible to cure within such [***] period, the Breaching Party has, within such [***] period, provided to the Non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is reasonably acceptable to the Non-breaching Party. Where the Non-breaching Party has accepted any such plan in accordance with the preceding sentence, the Non-breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party if the Breaching Party subsequently fails to carry out such plan. The right of either Party to terminate this Agreement as provided in this Section 10.2(a) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

(b)               Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach or default, the Party which seeks to dispute that there has been a material breach or default may contest the allegation in accordance with Sections 11.1 and 11.2; provided, that (i) the negotiation period between the Parties under Section 11.1 shall be limited to [***], (ii) the negotiation period between the Executive Officers under Section 11.1 shall be limited to [***], and (iii) the binding arbitration under Section 11.2 shall be conducted and completed within [***] of the appointment of the arbitrator under Section 11.2(a), and the Parties shall adopt and comply with any additional rules or procedures instituted by the arbitrator in order to conduct and complete the arbitration within this expedited period. From the date any claim of material breach is referred to the Executive Officers in accordance with Section 11.1 until such time as the dispute regarding such claimed material breach or default has become finally settled, the time period during which a Breaching Party must cure an alleged breach that is the subject matter of the dispute shall be suspended and no termination under Section 10.2(a) shall become effective.

(c)               Termination Due to Patent Challenge. SELLAS may terminate this Agreement immediately, without incurring any liability on its part for such termination, upon written notice if 3DMed or any of its Affiliates or Sublicensees of the Licensed Patents directly or indirectly initiate or prosecute any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency or governmental entity anywhere in the world challenging the validity or enforceability of any Licensed Patent licensed or sublicensed to it under this Agreement by SELLAS.

(d)               Termination for Failure to Pay Upfront Payment. SELLAS may terminate this Agreement immediately upon written notice to 3DMed if SELLAS has not received the Upfront Payment on or before the Upfront Payment Due Date.

(e)               Termination for Debarment. Either Party may terminate this Agreement immediately upon written notice to the other Party upon such other Party’s breach of Section 8.5.

10.3          Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding, and upon the ninety-first (91st) day after such service, such involuntary petition has not been stayed or dismissed, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

10.4          Termination by 3DMed. At any time following the two (2) year anniversary of the Effective Date, 3DMed may terminate this Agreement in its entirety for convenience upon [***]; provided, however, that in each case under (i) and (ii) SELLAS may, in its discretion, upon prior written notice to 3DMed, accelerate the effectiveness of such termination to the extent permitted by Law in the Territory.

10.5          Termination for Export Laws. 3DMed may terminate this Agreement in its entirety upon [***] prior written notice to SELLAS in the event the granting of the License granted by SELLAS to 3DMed hereunder is prohibited or delayed for more than [***] due to a change of United States export laws and regulations.

10.6          Effects of Termination.

(a)               Termination by SELLAS for Cause or by 3DMed for Convenience. In the event of a termination of this Agreement (x) by SELLAS in accordance with Section 10.2 or Section 10.3, or (y) by 3DMed in accordance with Section 10.4, the following terms shall apply:

(i)                 all licenses and other rights granted by SELLAS to 3DMed shall terminate, and all rights of 3DMed under the Licensed IP shall revert to SELLAS;

(ii)              the Back License granted by 3DMed to SELLAS shall survive termination;

(iii)            the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this Section 10.6 or in Section 10.7, and 3DMed shall cease any and all Development, Manufacture and Commercialization activities relating to the Licensed Products;

(iv)             each Party shall comply with its obligations pursuant to Section 10.7;

(v)               3DMed shall promptly return to SELLAS, at no cost to SELLAS, all tangible Licensed Know-How and Confidential Information of SELLAS that is then in 3DMed’s possession;

(vi)             upon the request of SELLAS, 3DMed shall, within [***] of the effective date of termination of this Agreement, transfer to SELLAS all Data relating to the Licensed Products within 3DMed’s Control, and SELLAS shall have the right to use such Data for any and all purposes;

(vii)          3DMed hereby grants to SELLAS and its Affiliates a perpetual and irrevocable, royalty-free and fully paid-up, exclusive license, with the right to grant sublicenses through multiple tiers, under Know-How, Patents and Trademarks that relate solely to the Licensed Products that are Controlled by 3DMed or any of its Affiliates and their respective Sublicensees that are necessary or useful to Develop, Manufacture or Commercialize the Licensed Products in the Field in the Territory, and 3DMed shall complete a registration of technology exportation with MOFCOM as if the license under this provision were the Back License;

(viii)        with respect to any ongoing Clinical Trials of the Licensed Products conducted by 3DMed, (x) 3DMed shall wind down at its sole cost the conduct of such Clinical Trials as soon as reasonably practicable, subject to requirements of Applicable Laws, or, upon the request of SELLAS, transfer to SELLAS the conduct of such Clinical Trials as soon as reasonably practicable pursuant to the requirements of Applicable Laws, and (y) until such time as the conduct of such Clinical Trials has been successfully terminated or transferred to SELLAS, 3DMed shall continue such Clinical Trials at its sole cost; and

(ix)             upon the request of SELLAS, (x) 3DMed shall assign and transfer to SELLAS or its designee any and all Regulatory Materials, including regulatory filings made with and all Regulatory Approvals (including any MAAs) obtained from the Regulatory Authorities in the Territory, relating to the Licensed Products in the Field in the Territory pursuant to the requirements of Applicable Laws, and (y) 3DMed shall cooperate with SELLAS to facilitate the orderly transition and uninterrupted Development, Manufacturing and Commercialization of the Licensed Products in the Field in the Territory, including by assigning or otherwise transferring (to the extent permissible) to SELLAS or its designee all right, title and interest in all Third Party contracts (or portions thereof) related to such Development, Manufacturing and Commercialization, as reasonably requested by SELLAS.

(b)               Termination by 3DMed for Cause. In the event of a termination of this Agreement by 3DMed in accordance with Section 10.2, Section 10.3 or Section 10.5, the following terms shall apply:

(i)                 without limitation of Section 10.6(b)(vii) below, all licenses and other rights granted by SELLAS to 3DMed shall terminate, and all rights of 3DMed under the Licensed IP shall revert to SELLAS;

(ii)              the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this Section 10.6 or in Section 10.7, and 3DMed shall cease any and all Development, Manufacture and Commercialization activities relating to the Licensed Products except as expressly permitted under Section 10.6(b)(vii);

(iii)            each Party shall comply with its obligations pursuant to Section 10.7;

(iv)            upon the request of SELLAS, the Back License granted by 3DMed to SELLAS shall survive termination [***];

(v)            each Party shall promptly return to the other Party, at no cost to the other Party, all tangible Know-How and Confidential Information of the other Party (except for any Know-How and Confidential Information of 3DMed that is subject to the Back License if the Back License survives termination of this Agreement); provided, that if 3DMed exercises its rights under Section 10.6(b)(vii) below, 3DMed’s obligation to return to SELLAS any tangible Licensed Know-How and Confidential Information of SELLAS that is necessary for 3DMed to exercise such rights shall not take effect until the expiration of the Selling Period;

(vi)            with respect to any ongoing Clinical Trials of the Licensed Products conducted by 3DMed, 3DMed shall (x) wind down at its sole cost the conduct of such Clinical Trials as soon as reasonably practicable, subject to requirements of Applicable Laws, and (y) until such time as the conduct of such Clinical Trials has been successfully terminated, 3DMed shall continue such Clinical Trials at its sole cost; and

(vii)         3DMed shall have the right to, and SELLAS shall grant to 3DMed a non-exclusive, non-assignable license under the Licensed IP to sell and offer for sale in the Field in the Territory during the [***] following the effective date of termination of this Agreement (the “Selling Period”) 3DMed’s inventory of finished Licensed Product existing as of the effective date of termination of this Agreement, subject to the payment of royalties in accordance with Section 5.3 and the other applicable provisions of Article 5 and compliance with the terms of the MSK License Agreement. For clarity, the foregoing license shall automatically terminate upon the expiration of the Selling Period. 3DMed shall use commercially reasonable best efforts to sell any remaining quantities of Licensed Product held by 3DMed during such [***]. [***].

10.7         Accrued Rights; Surviving Provisions of this Agreement.

(a)               Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration and any and all damages arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

(b)               The following provisions shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive for so long as required to give effect to the subject matter of the provision: [***] and any other provisions which are expressed to survive termination or expiration or which are required to give effect to such termination or expiration.

Article 11

MISCELLANEOUS

11.1          Internal Resolution. Other than disputes subject to final decision-making authority by a Party pursuant to Section 3.5, in the event of any dispute between the Parties relating to or arising out of this Agreement, the formation, construction, breach or termination hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves, utilizing the Alliance Managers. In the event that such dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the dispute to the Executive Officers for attempted resolution by good faith negotiation within [***] after such notice is received.

11.2          Binding Arbitration. If the Executive Officers are not able to resolve such disputed matter within [***] and any Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 11.2(f) below) shall be finally resolved by binding arbitration administered by the Hong Kong International Arbitration Center (“HKIAC”) pursuant to its then prevailing arbitration rules, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a)               The arbitration shall be conducted by a single arbitrator appointed by the HKIAC, who shall (i) be a lawyer of not less than fifteen (15) years’ standing who is experienced in the pharmaceutical business in the relevant country, (ii) not be or have been an employee, consultant, officer, director or stockholder of either Party or any Affiliate of either Party, and (iii) not have a conflict of interest under any applicable rules of ethics. The place of arbitration shall be Hong Kong, and all proceedings and communications shall be in English, unless otherwise agreed by all Parties involved in such dispute.

(b)               Any Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

(c)               The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration unless otherwise determined in the arbitration award.

(d)               Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of all Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding, based on the dispute, controversy or claim, would have been barred by the applicable statute of limitations.

(e)               Each Party hereby irrevocably waives any claim to sovereign immunity in regard to any proceedings to recognise or enforce an arbitral award rendered by the arbitrator pursuant to this Agreement, including, without limitation, immunity from service of process, immunity from jurisdiction of any court, and immunity of any of its property from execution, regardless of the commercial or non-commercial nature of the property in question.

(f)                As used in this Section 11.2, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright. Any Excluded Claim shall be submitted to a court of competent jurisdiction.

(g)               The governing law of this Section 11.2 is the laws of Hong Kong.

11.3         Governing Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of New York, U.S., without regard to its conflicts of law provisions.

11.4         Assignment. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, except that each Party may assign this Agreement without the consent of the other Party to any of its Affiliates, to any purchaser of all or substantially all of its assets or business, or all or substantially all of its assets or business to which this Agreement relates, or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, that in each instance the assignee or resulting entity in such transaction (if not the Party) expressly assumes all obligations imposed on the assigning Party by this Agreement in writing; provided, further, that any assignment by 3DMed shall require the prior written consent of MSK in accordance with the terms of the MSK License Agreement as it relates to the MSK IP. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section  11.4 shall be null and void.

11.5         Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, previously unknown pandemics or epidemics, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, that the affected Party promptly notifies the other Party; provided, further, that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

11.6         Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given (a) if in writing and personally delivered or sent by overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below or (b) via fax or email at the fax or email address, as applicable, set forth below for such Party upon written confirmation of receipt by such Party:

If to SELLAS, addressed to:

Times Square Tower

7 Times Square, Suite 2503

New York, NY 10036

Attn: President and CEO

Tel: [***]

Fax: [***]

Email: [***]

With a copy to:

Times Square Tower

7 Times Square, Suite 2503

New York, NY 10036

Attn: General Counsel

Tel: [***]

Fax: [***]

Email: [***]

With copies (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

Attn: Adriana V. Tibbitts

Tel: [***]

Fax: [***]

Email: [***]

If to 3DMed, addressed to:

3D Medicines Inc.

Building 11, 118 Furonghua Street,

Pudong District, Shanghai, 201114

China

Attn: Vice President

Tel: [***]

Email: [***]

With a copy (which shall not constitute notice) to:

Han Kun Law Offices

33/F, HKRI Center Two, HKRI Taikoo Hui

288 Shimen Road (No. 1), Jing'an District

Shanghai 200041, PRC

Attn: Min ZHU

Tel: [***]

Fax: [***]

Email: [***]

or to such other address for such Party as it shall have specified by like notice to the other Party, provided, that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. Notwithstanding the foregoing, for any notice delivered outside normal business hours (which shall for these purposes mean in the country of the recipient of the notice), delivery shall be deemed to occur on the Business Day following such delivery.

11.7        Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

11.8          Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.9          Independent Contractors. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute SELLAS and 3DMed as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

11.10        Headings. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

11.11        Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

11.12        Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. This Agreement, the Exhibits and any amendments hereto may only be written in English, and the Chinese version of any language included in this Agreement or any Exhibit or amendment hereto is included solely for convenience and shall not be binding.

11.13        Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures, unless any relevant Governmental Authority requires otherwise, in which case this Agreement shall be executed in compliance with such requirement.

11.14        Interpretation.

(a)               Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. This Agreement is made in English. In the event that this Agreement is translated into any other language, it shall be for reference purposes only and the English language version of this Agreement shall control any interpretations of the provisions of this Agreement.

(b)              The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not such phrase is included. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

(c)             Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Exhibits of this Agreement.

11.15        Entire Agreement. This Agreement (including all Exhibits attached hereto, which are incorporated herein by reference) (a) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, (b) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter hereof, and (c) cancels, supersedes and terminates all prior agreements (including the Prior CDA and any term sheets exchanged by the Parties) and understanding between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings with respect to the subject hereof, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their legal or duly authorized representatives as of the Effective Date.

SELLAS LIFE SCIENCES GROUP, INC.

By:	/s/ Angelos M. Stergiou, M.D, Sc.D. h.c.
Name: Angelos M. Stergiou, M.D, Sc.D. h.c.
Title: President and CEO

SLSG LIMITED, LLC

By:	/s/ Angelos M. Stergiou, M.D, Sc.D. h.c.
Name: Angelos M. Stergiou, M.D, Sc.D. h.c.
Title: President and CEO

3D MEDICINES INC.

By:	/s/ John Z. Gong
Name: John Z. Gong
Title: CEO

EXHIBIT A

Description of GPS

[***]

EXHIBIT B

Description of GPS-Plus

[***]

EXHIBIT C

Licensed Patents

[***]

EXHIBIT D

MSK License Agreement

[***]

EXHIBIT E

Product Trademarks

[***]

Exhibit F

Development Plan

[***]

Exhibit G

Press Release

[***]

SCHEDULE 8.2(D)

Royalty Reduction

[***]